Exhibit 2.1

Business Combination Agreement

by and Among

VISTAS MEDIA ACQUISITION COMPANY INC.,

ANGHAMI,

ANGHAMI INC.,

ANGHAMI VISTA 1 and

ANGHAMI VISTA 2

Dated as of MARCH 3, 2021

i

SCHEDULES

Company Shareholder Schedule Permitted Liens Schedule Terminated Contracts Schedule
Schedule 3.2(a)	Noncontravention
Schedule 3.2(b)	Noncontravention – Material Contracts
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.3(c)	Rights to Debt or Equity
Schedule 3.4(c)	Liabilities
Schedule 3.4(d)	Indebtedness
Schedule 3.5	Material Adverse Effect
Schedule 3.6	Certain Developments
Schedule 3.7(b)	Leased Real Property
Schedule 3.8	Personal Property
Schedule 3.9(a)	Tax Returns
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Material Contracts Exceptions
Schedule 3.11(a)	Misappropriation
Schedule 3.11(b)	Intellectual Property
Schedule 3.11(f)	Data Protection
Schedule 3.12	Litigation
Schedule 3.13	Brokerage
Schedule 3.14(a)	Employees
Schedule 3.14(k)	Employee Nondisclosure Agreements
Schedule 3.14(l)	Independent Contractor Nondisclosure Agreements
Schedule 3.15(a)	Employee Benefit Plans
Schedule 3.15(d)	Benefit Plans Administration
Schedule 3.16	Insurance
Schedule 3.17(a)	Compliance with Laws
Schedule 3.17(b)	Permit Matters
Schedule 3.18	Environmental Matters
Schedule 3.21	Affiliate Transactions
Schedule 3.22	Top Suppliers
Schedule 3.23	Title to Assets
Schedule 5.3	Brokerage
Schedule 5.8(a)	Vistas Material Contracts
Schedule 5.9	Title to Property
Schedule 5.11	Vistas Affiliate Agreements
Schedule 6.3(a)	Interim Covenants
Schedule 6.3(b)	Affirmative/Negative Covenants

EXHIBITS

Exhibit A	Form of Restrictive Covenant Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Sponsor Letter Agreement

v

Business combination AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 3, 2021, by and among (i) Vistas Media Acquisition Company Inc., a Delaware corporation (together with its successors, “Vistas”), (ii) Anghami, a Cayman Islands exempted company (the “Company” or “Anghami”), (iii) Anghami Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Pubco”), (iv) Anghami Vista 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Vistas Merger Sub”), and (v) Anghami Vista 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Anghami Merger Sub”). Each of Vistas, the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of music streaming and digital distribution in the Middle East and North Africa region;

WHEREAS, Vistas is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with a business;

WHEREAS, Pubco is a newly formed, wholly-owned, direct subsidiary of the Company formed for the purpose of consummating the Transactions;

WHEREAS, Vistas Merger Sub and Anghami Merger Sub are newly formed, wholly-owned, direct subsidiaries of Pubco formed for the purpose of consummating the Transactions;

WHEREAS, the Parties intend to undertake a business combination transaction involving Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company;

WHEREAS, simultaneously with the execution and delivery of this Agreement certain Company Shareholders identified on the Company Shareholder Schedule have executed and delivered to Vistas a Restrictive Covenant Agreement effective as of Closing in the form attached hereto as Exhibit A (each, a “Restrictive Covenant Agreement”);

WHEREAS, the Parties intend that, at Closing: (a) Vistas will merge with and into Vistas Merger Sub, with Vistas continuing as the surviving company (the “Vistas Merger”) and (b) Anghami will merge with and into Anghami Merger Sub, with Anghami continuing as the surviving company (the “Anghami Merger” and, together with the Vistas Merger and the other transactions contemplated by this Agreement and the Transaction Agreements, the “Transactions”), as a result of which (i) Vistas Merger Sub and Anghami Merger Sub will cease to exist and (ii) the Company Shareholders and the Vistas Shareholders will be shareholders of Pubco and (iii) Vistas and Anghami will each be a wholly owned subsidiary of Pubco;

WHEREAS, the boards of directors of each of Vistas, the Company, Vista Merger Sub, Anghami Merger Sub and Pubco have unanimously (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Governing Documents of the Company and the applicable provisions of the Companies Act, the approval of the adoption of this Agreement and the transactions contemplated hereby, including the Anghami Merger, requires the affirmative vote of the holders of at least two-thirds of the outstanding Company Shares who, being entitled to vote, attend the general meeting and vote thereon or by way of unanimous written consent (“Required Company Shareholder Approval”);

WHEREAS, for U.S. federal and applicable state income Tax purposes, (i) the Vistas Merger, taken together with the Anghami Merger, and the Equity Financing (as defined below), is intended to be a contribution of property qualifying under Section 351 of the Code and that Pubco shall be treated as a corporation under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) it is intended that Pubco shall not be treated as a domestic corporation under Section 7874(b) of the Code (the “Intended Tax Treatment”).

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“ABC Laws” means (a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (b) the Bribery Act 2010; and (c) any other applicable anti-corruption Laws of any jurisdiction in which the Company and its Subsidiaries is conducting business.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Amended and Restated Pubco Governing Documents” means amended and restated Governing Documents of Pubco in form and substance to be agreed upon by Vistas and Anghami, each acting reasonably and in good faith.

“AML Laws” means (a) the Proceeds of Crime Act 2002; (b) the Money Laundering Regulations 2007; (c) the Terrorism Act 2000; and (d) any other applicable anti-money laundering Laws of any jurisdiction in which the Company and its Subsidiaries is conducting business.

“Anghami Companies” means, collectively, the Company and the direct and indirect Subsidiaries of the Company.

“Available Cash Amount” means (i) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Vistas Shareholder Redemptions) plus (ii) any other cash or cash equivalents of Vistas plus (iii) the net proceeds from the Equity Financings minus (iv) Vistas Transaction Expenses minus (v) Company Transaction Expenses.

“Business Combination” means Vistas’ initial business combination as described in the Vistas Governing Documents and the IPO Prospectus.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Dubai, United Arab Emirates are authorized or required by Law to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York, New York generally are open for use by customers on such day.

“Cash Consideration” means (a) if the Available Cash Amount is less than or equal to $50,000,000, $0, (b) if the Available Cash Amount is greater than $50,000,000, an amount in U.S. Dollars equal to the lesser of (i)(A) the Available Cash Amount minus the outstanding indebtedness of Pubco for borrowed money with a maturity date of more than one year as of the Closing, (B) multiplied by 0.3, or (ii) the Available Cash Amount minus the outstanding indebtedness of Pubco for borrowed money with a maturity date of more than one year as of the Closing minus $50,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Company Convertible Notes” means those convertible promissory notes owed by the Anghami Companies set forth on Schedule 3.3(b).

“Company Convertible Securities” means, collectively, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any Equity Interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any Equity Interests of the Company.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Vistas concurrently with the execution and delivery of this Agreement.

“Company Employee” means any Person employed by any Anghami Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization) Section 3.2(a) (Non-Contravention) and Section 3.13 (Brokerage) and Section 3.21 (Affiliate Transactions).

“Company Shareholders” means the holders of Company Shares and Company Convertible Securities.

“Company Shares” means the Company Class A Shares, the Company Class C Shares, the Company Seed Preferred Shares, the Company Series A Preferred Shares, the Company Series A+ Preferred Shares and the Company Series B Preferred Shares.

“Company Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Norton Rose Fulbright), investment bankers (including i-Bankers), or other Representatives) incurred by the Company through the Closing in connection with the preparation of the Financial Statements, the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) any fees payable by the Company pursuant to any management, monitoring or similar agreements with any of the Company’s direct or indirect Affiliates (including any accelerated costs or expenses and any termination costs, expenses or similar charges), (c) any payments of the Company triggered solely by the consummation of the transactions contemplated by this Agreement under the terms of any Contract, (d) 50% of any transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees in connection with the consummation of the transactions contemplated hereby, and (e) all sale, change in control or similar bonuses or payments of the Company triggered by the consummation of the transactions contemplated hereby that are payable to employees, service providers, former employees and former service providers of the Anghami Companies contingent upon the Closing together with the employer portion of any payroll or other employment Taxes related thereto.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 30, 2020, by and between Vistas and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” means any written or oral contract, agreement, license, lease, binding arrangement, bond, note, indenture, mortgage, debt instrument, purchase order, franchise or other instrument or obligation of any kind (including any amendments and other modifications thereto).

“Data Protection and Security Requirements” means (a) all Data Protection Laws, (b) provisions relating to Processing of Personal Information in all applicable Data Protection Contracts, and (c) all applicable Data Protection Policies.

“Data Protection Contracts” means all Contracts between any Anghami Company and any Person that are applicable to the Processing of Personal Information.

“Data Protection Laws” means any Laws or Orders of any jurisdiction applicable to the Company and its Subsidiaries, as relevant, applicable to the Processing of Personal Information, including: (a) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (b) the GDPR and all related national laws, regulations and secondary legislation, including the Data Protection Act 2018; (c) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); (d) any Laws or Orders applicable to wiretapping, eavesdropping or the like; (e) any Laws or Orders applicable to the Processing of biometric data; and (f) all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.

“Data Protection Policies” means all written, external-facing policies of any Anghami Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Disclosure Schedules” means either the Vistas Disclosure Schedules or the Company Disclosure Schedules, as applicable.

“Disinterested Director” means an independent director disinterested in this Agreement (i.e., such independent director is not a Company Shareholder, an Affiliate of a Company Shareholder, or an officer, director, manager, employee, trustee or beneficiary of a Company Shareholder, nor an immediate family member of any of the foregoing) then serving on Pubco’s board of directors.

“Disinterested Director Majority” means the vote or consent of a majority of the Disinterested Directors.

“Enterprise Value” means $180 million.

“Environmental Laws” means all Laws concerning (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means any Person that has executed a Subscription Agreement.

“Executives” means Eddie Maroun, Elie Habib and Omar Sukarieh.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by any Anghami Company primarily for the benefit of Company Employees residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, consistently applied.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) of the EU (together with Laws implementing or supplementing such regulation).

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation, memorandum and articles of association (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (c) in the case of an exempted company, its memorandum and articles of association or (d) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all hazardous or toxic substances or materials, pollutants, chemicals or wastes, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, with respect to any Person, without duplication: all (a) indebtedness for borrowed money (including deposits or advances of any kind to such Person), (b) obligations for capitalized leases or to pay the deferred purchase price of property or services, including “earnout” payments (other than trade accounts payable in the ordinary course of business consistent with past practice) that would be required to appear as a liability on financial statements prepared in accordance with GAAP, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) any unpaid settlement, judgment or award amount in connection with any Proceeding, (f) all costs and expenses of the Company to fulfill any obligation for which deferred subscription revenue (including, but not limited to gift cards), pre-paid subscription income, any unclaimed property and advanced deposits was recognized, (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (h) amounts owed to any employee or former employee in connection with any severance obligations or unpaid bonuses, (i) any obligations for unfunded liabilities relating to any pension plan or similar arrangement, including retirement indemnities, termination indemnities and seniority premiums, (j) guarantees made by any Anghami Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i), and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).

“Insider Letter Agreement” means that certain letter agreement, dated as of August 6, 2020, by and among the Company and the Sponsors that was entered into in connection with the IPO.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all registered or unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all registered or unregistered copyrights, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) Internet Assets and (h) all other proprietary rights.

“Internet Assets” means all internet domain name registrations, web sites and web addresses and social media accounts.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Vistas Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Vistas, dated as of August 6, 2020, and filed with the SEC on August 10, 2020 (File No. 333-239819).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Anghami Companies.

“Knowledge” means (a) as used in the phrases “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, after reasonable inquiry, (b) as used in the phrases “to the Knowledge of Vistas” or phrases of similar import means the actual knowledge of F. Jacob Cherian, Saurabh Gupta and Abhayan and Singh, after reasonable inquiry, and (c) with respect to any other Party, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Laws” means all federal, state, local, municipal, foreign or other laws, statutes, legislation, proclamations, treaties, conventions, directives, ordinances, codes, rules, regulations, injunctions, judgments, edicts, decrees and Orders that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Anghami Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Anghami Company holds any Leased Real Property, including any related guarantees (along with all amendments, modifications and supplements thereto).

“Liabilities” means any and all debts, liabilities and obligations of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, property or security, any and all liens, mortgages, hypothecations, claims, charges, attachment, encumbrances, options, pledges, preferences (including subordination arrangements), proxies, voting trusts, rights of first refusal, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means any and all losses, Liabilities, damages, Orders, Proceedings, penalties, settlements and reasonable costs and expenses (including reasonable attorneys’ fees).

“Material Adverse Effect” means, with respect to any specified Person, any event, change, development, circumstance, condition, effect, state of facts or occurrence that, individually or in the aggregate, has, causes or results in, or would reasonably be expected to have, cause or result in, a material adverse effect upon (i) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder; but in each case shall exclude any event, change, development, circumstance, condition, state of facts or occurrence to the extent resulting or arising from: (a) any change in any applicable Law or IFRS, GAAP or other applicable accounting principles, or interpretation thereof; (b) any change in the financial or securities markets or general economic conditions in the industries or markets in which such Persons or its Subsidiaries principally operate or the U.S. securities markets; (c) any change made by any Governmental Entity that is generally applicable to the industries or markets in which such Person or its Subsidiaries principally operate; (d) any national or international political or social conditions, including the engagement by any government in hostilities, whether or not pursuant to the declaration of a national emergency or war; (e) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, pandemic, epidemic or disease outbreak (including COVID-19), or any other damage to or destruction of assets caused by such event; (f) the announcement of the execution of this Agreement and the transactions contemplated by this Agreement, including Losses or threatened Losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with any such Person; (g) any consequences arising from any action required to be taken by any Party to this Agreement; (g) any failure in and of itself by such Person and its Subsidiaries to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period, except that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; (h) any fluctuations in the exchange rates between currencies, and (i) with respect to Vistas, the consummation and effects of any Vistas Shareholder Redemption; provided, however, that in the case of each of clauses (a), (b), (c), (d) and (e) of the foregoing, any such event, change, circumstance or occurrence shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Vistas, the amount of any Vistas Shareholder Redemption or the failure to obtain the Required Vistas Shareholder Vote shall not be deemed to be a Material Adverse Effect on or with respect to Vistas.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, ruling, verdict, decree or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Entity, including any arbitral institution.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Anghami Companies.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Entities or any other Person.

“Permitted Liens” means (a) landlords’ liens and Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (c) statutory liens for Taxes, assessments or governmental charges or levies which are not yet due and payable or which are being contested in good faith where reserves have been established with respect thereto in accordance with GAAP or IFRS, as applicable, (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent, (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith, (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business, (h) Securities Liens, and (i) those Liens set forth on the Permitted Liens Schedule.

“Per Shareholder Consideration” means, with respect to any Company Shareholder (a) an amount of cash and (b) a number of Pubco Shares set forth opposite such Shareholder’s name on the Company Shareholder Schedule as determined in accordance with the Company Governing Documents and based on the Cash Consideration and Stock Consideration. Notwithstanding the foregoing, the sum of the cash amounts payable to all Company Shareholders and the total number of all Pubco Shares issuable to all Company Shareholders, in each case as set forth on the Company Shareholder Schedule shall not exceed the Cash Consideration and Stock Consideration, respectively.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Personal Property Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Anghami Company holds any leased or licensed Personal Property, including any related guarantees (along with all amendments, modifications and supplements thereto).

“Proceeding” means any action, claim, demand, charge, suit, litigation, examination, investigation, audit, notice of violation, complaint, stipulation, assessment, citation, arbitration or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Pro Rata Portion” means, with respect to a Company Shareholder or holder of Company Convertible Securities, a fraction equal to (i) the number of Company Shares (including Company Convertible Securities on an as-converted or net-exercised basis) held by such holder at the Closing, divided by (ii) the number of issued and outstanding Company Shares (including Company Convertible Securities on an as-converted or net-exercised basis) at the Closing.

“Pubco Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.6 (Ownership of Pubco Shares) and Section 4.8 (Brokerage).

“Pubco Share” means an ordinary share of Pubco.

“Pubco Warrant” means one whole warrant entitling the holder thereof to purchase Pubco Shares.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Vistas or Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Related Party” means any Affiliate of an Anghami Company, any officer, director, manager, trustee or beneficiary of a Anghami Company or any of its Affiliates, and any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Vistas Shareholder Vote” means the vote of the Vistas Shareholders as set forth in the Registration Statement /Prospectus to the extent required to approve the Vistas Shareholder Voting Matters.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission (or any successor Governmental Entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Vistas on a consolidated basis, as of such date, exceeds the sum of all Liabilities of Vistas, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of Vistas on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of Vistas on its existing debts (including contingent Liabilities) as such debts become absolute and matured and (c) Vistas on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date, excluding in each case of clauses (a) through (c), any Liability for, and any effects on Vistas’ assets as a result of, any Vistas Shareholder Redemptions.

“Sponsor Registration Rights Agreement” means the registration rights agreement, dated as of August 6, 2020, by and among Vistas and the holders of Vistas Founder Shares named therein.

“Sponsors” means Vistas Media Sponsor, LLC and each transferee of Vistas Founder Shares at or prior to the IPO.

“Stock Consideration” means a number of Pubco Shares equal to (a) (i) the Enterprise Value minus (ii) the Cash Consideration, divided by (b) divided by $10.00.

“Subscription Agreement” means an agreement executed by an Equity Investor participating in an Equity Financing pursuant to which such Equity Investor has committed to invest cash in Vistas in order to acquire common stock of Vistas prior to or in connection with the Closing (which will become Pubco Shares at the Vistas Merger Effective Time).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax” or “Taxes” means any and all taxes, including any direct or indirect federal, state, local, foreign and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license, capital, estimated, goods and services, fuel, registration, recording, premium, turnover, environmental or other tax, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any agreement (including any Contract or provision of a Contract) pursuant to which any Anghami Company or Vistas, as applicable, is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person (other than any commercial agreement or Contract for which the principal subject matter is not Tax).

“Taxing Authority” means any Governmental Entity competent to impose, administer, levy, assess or collect any Tax.

“Top Vendor” the ten (10) largest suppliers of goods and services to the Anghami Companies by dollar value during calendar year 2020.

“Trading Day” means any day on which Pubco Shares are actually traded on the principal securities exchange or securities market on which the Pubco Shares are then traded.

“Transaction Agreements” means this Agreement, the Restrictive Covenant Agreements, the Lock-Up Agreement, the Registration Rights Agreement, the Sponsor Letter Agreement and all other documents, instruments and agreements attached hereto as an Exhibit or to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by Vistas with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of August 6, 2020, by and between Vistas and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Vistas Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Vistas having the rights and privileges set forth in the second amended and restated certificate of incorporation and bylaws of Vistas.

“Vistas Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Vistas having the rights and privileges set forth in the second amended and restated certificate of incorporation and bylaws of Vistas.

“Vistas Common Stock” means the Vistas Class A Common Stock and the Vistas Class B Common Stock.

“Vistas Disclosure Schedules” means the Disclosure Schedules delivered by Vistas to the Company concurrently with the execution and delivery of this Agreement.

“Vistas Founder Shares” means an aggregate of 2,500,000 shares of Vistas Class B Common Stock which were originally issued to the Sponsors as “insider shares” (as described in the IPO Prospectus) prior to the IPO.

“Vistas Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability and Standing), Section 5.2 (Capitalization), Section 5.3 (Brokerage) and Section 5.4 (Trust Account).

“Vistas Private Units” means the units issued in a private placement to the Sponsors by Vistas at the time of the consummation of the IPO consisting of one (1) share of Vistas Class A Common Stock and one (1) Vistas Private Warrant.

“Vistas Private Warrants” means the warrants issued in a private placement to the Sponsors by Vistas at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Vistas Class A Common Stock per warrant at a purchase price of $11.50 per share.

“Vistas Public Units” means the units issued in the IPO (including overallotment units acquired by Vistas’ underwriter) consisting of one (1) share of Vistas Class A Common Stock and one (1) Vistas Public Warrant.

“Vistas Public Warrants” means one (1) whole warrant that was included as part of each Vistas Public Unit, entitling the holder thereof to purchase one (1) share of Vistas Class A Common Stock at a purchase price of $11.50 per share.

“Vistas Securities” means the Vistas Units, the Vistas Common Stock, the Vistas Preferred Shares and the Vistas Warrants, collectively.

“Vistas Shareholder Redemptions” means redemptions by Vistas Shareholders or shareholders of Pubco of their Vistas Public Units or Pubco Shares for cash in connection with the transactions contemplated hereby as contemplated by the organizational documents of Vistas.

“Vistas Shareholders” means the holders of Vistas Common Stock.

“Vistas Shareholder Meeting” means a general meeting of Vistas to vote on the Vistas Shareholder Voting Matters.

“Vistas Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the approval of the Transactions, including, to the extent required, the issuance of any shares of Vistas Class A Common Stock contemplated by any Subscription Agreement; (b) to the extent such shareholder approval is required by the Securities Act or the Securities Exchange Act or any other Applicable Law, the adoption of Amended and Restated Governing Documents of Pubco; (c) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 2.1(d); and (d) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Vistas Shareholders in the Registration Statement.

“Vistas Shares Redemption” means the election of an eligible holder of shares of Vistas Class A Common Stock (as determined in accordance with Vistas Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Vistas Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Vistas Governing Documents and the Trust Agreement) as of the Closing in connection with the Vistas Shareholder Meeting.

“Vistas Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Winston & Strawn LLP, Maples Group and Baitulhikma Lawyers), investment bankers (including I-Bankers Securities Inc.), or other representatives) incurred by Vistas and its Affiliates through the Closing in connection with Vistas’ initial public offering (including any deferred underwriter fees), the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) any fees payable properly by Vistas pursuant to any management, monitoring or similar agreements with any of Vistas’ direct or indirect Affiliates (including any accelerated costs or expenses and any termination costs, expenses or similar charges) listed on Schedule 2.4(a)(iii), (c) 50% of any transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees in connection with the consummation of the transactions contemplated hereby, (d) any payments of Vistas triggered solely by the consummation of the transactions contemplated by this Agreement under the terms of any Contract listed on Schedule 2.4(a)(iii), and (d) any loans or promissory notes from any Sponsor, officer or directors of Vistas or any of their Affiliates to the extent not repaid prior to Closing listed on Schedule 2.4(a)(iii).

“Vistas Units” means the Vistas Private Units and the Vistas Public Units, collectively.

“Vistas Warrants” means the Vistas Private Warrants and the Vistas Public Warrants, collectively.

“Warrant Agreement” means that certain Warrant Agreement dated as of August 6, 2020, between Vistas and Continental Stock Transfer & Trust Company, a New York corporation, which governs the terms of the Vistas Warrants.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounts Receivable	Section 3.4(e)
Adverse Recommendation	Section 6.2
Agreement	Preamble
Alternative Company Acquisition	Section 6.3(g)(ii)
Alternative Financing	Section 6.11(c)
Alternative Vistas Acquisition	Section 6.3(f)(i)
Anghami Merger Sub	Preamble
Anghami Merger Surviving Company	Section 2.1(b)
Cayman Plan of Merger for the Anghami Merger	Section 2.1(b)
Cayman Plan of Merger for the Vistas Merger	Section 2.1(a)
CFO	Section 2.2(b)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Form 8-K	Section 6.4(c)
Closing Press Release	Section 6.4(c)
Communication Policy	Section 6.3(h)
Company	Preamble
Company Acquisition Proposal	Section 6.3(g)(ii)
Company Class A Shares	Section 3.3
Company Class C Shares	Section 3.3
Company Closing Statement	Section 2.4(a)(i)
Company Employee Benefit Plan	Section 3.15(a)
Company Permits	Section 3.17(b)
Company Seed Preferred Shares	Section 3.3
Company Series A Preferred Shares	Section 3.3

Defined Term	Reference
Company Series A+ Preferred Shares	Section 3.3
Company Shareholders	Section 3.3
D&O Claim	Section 6.9(a)
D&O Entity	Section 6.9(a)
D&O Indemnification Obligation	Section 6.9(d)
D&O Indemnified Person	Section 6.9(a)
Data Room	Section 10.5
Dispute	Section 10.9
Dispute Notice	Section 10.9
Dispute Resolution Period	Section 10.9
Equity Financing	Section 6.11
Financial Statements	Section 3.4(a)
ICDR	Section 10.9
ICDR Rules	Section 10.9
Latest Balance Sheet	Section 3.4(a)
Material Contract	Section 3.10(a)
Non-Party Affiliate	Section 10.7
Other Indemnitors	Section 6.9(d)
Outside Date	Section 9.1(c)
Party, Parties	Preamble
Post-Closing Pubco Board	Section 2.1(d)
Pre-Closing Period	Section 6.3
Registration Statement	Section 6.1(a)
Pubco	Preamble
Pubco Assumed Option	Section 2.3(b)(ii)
Public Stockholders	Section 10.11
Relevant Period	Section 3.22
Restrictive Covenant Agreement	Recitals
Signing Form 8-K	Section 6.4(b)
Signing Press Release	Section 6.4(b)
Sponsor Letter Agreement	Recitals
Registration Rights Agreement	Section 8.2(d)(iv)
Tail Policy	Section 6.9(c)
Transactions	Recitals
Vistas	Preamble
Vistas Acquisition Proposal	Section 6.3(f)(i)
Vistas Benefit Plans	Section 5.14
Vistas Material Contract	Section 5.8
Vistas Merger	Recitals
Vistas Merger Sub	Preamble
Vistas Merger Surviving Company	Section 2.1(a)
Vistas Preferred Shares	Section 5.2
Vistas Public Securities	Section 5.15
Vistas Record Date	Section 6.1(a)
Vistas SEC Documents	Section 5.5

Article II
TRANSACTIONS

Section 2.1 CLOSING PROVISIONS.

(a) Vistas Merger. At the Closing, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Companies Act, Vistas and Vistas Merger Sub shall consummate the Vistas Merger, pursuant to which Vistas shall be merged with and into Vistas Merger Sub, with Vistas being the surviving company, following which the separate corporate existence of Vistas Merger Sub shall cease and Vistas shall continue as the surviving company. Vistas, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Vistas Merger Surviving Company” (provided, that references to Vistas or Vistas Merger Sub for periods after the Vistas Merger Effective Time (as defined below) shall include the Vistas Merger Surviving Company). The Vistas Merger shall be consummated by executing and filing a plan of merger and other related documents in form and substance reasonably acceptable to Vistas, Company and Pubco (the “Cayman Plan of Merger for the Vistas Merger”) with the Registrar of the Companies of the Cayman Islands under the Companies Act (the time of acceptance of the filing of the Cayman Plan of Merger for the Vistas Merger by the Registrar of the Companies or such later time as may be specified in such filings, being the “Vistas Merger Effective Time”). At the Vistas Merger Effective Time, the effect of the Vistas Merger shall be as provided in this Agreement, the Cayman Plan of Merger for the Vistas Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Vistas Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Vistas Merger Sub and Vistas shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Vistas Merger Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Vistas Merger Surviving Company of any and all agreements, covenants, duties and obligations of Vistas Merger Sub and Vistas set forth in this Agreement to be performed after the Vistas Merger Effective Time.

(b) Anghami Merger. Immediately following the Vistas Merger, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Companies Act, the Company and Anghami Merger Sub shall consummate the Anghami Merger, pursuant to which the Company shall be merged with and into Anghami Merger Sub, with the Company being the surviving company, following which the separate corporate existence of Anghami Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Anghami Merger, is hereinafter sometimes referred to as the “Anghami Merger Surviving Company” (provided, that references to the Company for periods after the Anghami Merger Effective Time (as defined below) shall include the Anghami Merger Surviving Company). The Anghami Merger shall be consummated by executing and filing a plan of merger and other related documents in form and substance reasonably acceptable to Vistas and the Company (the “Cayman Plan of Merger for the Anghami Merger”) with the Registrar of the Companies of the Cayman Islands under the Companies Act (the time of acceptance of the filing of the Cayman Plan of Merger for the Anghami Merger by the Registrar of the Companies or such later time as may be specified in such filings, being the “Anghami Merger Effective Time”). At the Anghami Merger Effective Time, the effect of the Anghami Merger shall be as provided in this Agreement, the Cayman Plan of Merger for the Anghami Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Anghami Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Anghami Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Anghami Merger Surviving Company, which shall include the assumption by the Anghami Merger Surviving Company of any and all agreements, covenants, duties and obligations of Anghami Merger Sub and the Company set forth in this Agreement to be performed after the Anghami Merger Effective Time, and the Anghami Merger Surviving Company shall continue its existence as a wholly-owned subsidiary of Pubco.

(c) Organizational Documents of the Surviving Companies.

(i) At the Vistas Merger Effective Time, the Vistas Governing Documents, as in effect immediately prior to the Vistas Merger Effective Time, shall cease and the Governing Documents of Vistas Merger Sub, as in effect immediately prior to the Vistas Merger Effective Time, shall become the Governing Documents of the Vistas Merger Surviving Company.

(ii) At the Anghami Merger Effective Time, the Anghami Governing Documents, as in effect immediately prior to the Anghami Merger Effective Time, shall cease and the Governing Documents of Anghami Merger Sub, as in effect immediately prior to the Anghami Merger Effective Time, shall become the Governing Documents of the Anghami Merger Surviving Company.

(d) Directors and Officers.

(i) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that, effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eleven individuals allocated among three classes and a majority of whom shall qualify as independent directors under Nasdaq rules as applicable. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) the three (3) persons that are designated by Vistas prior to the Closing, none to be appointed to the first class, two to be appointed to the second class and one to be appointed to the third class and at least two of whom shall qualify as an independent director under Nasdaq rules, (ii) the six persons that are designated by the Company prior to the Closing, one to be appointed to the first class, two to be appointed to the second class and three to be appointed to the third class and at least three of whom shall qualify as an independent director under Nasdaq rules, and (iii) two (2) persons that are designated by the sponsor of the Equity Financing, two to be appointed to the first class, none to be appointed to the second class and none to be appointed to the third class and at least one of whom shall qualify as an independent director under Nasdaq rules; provided, however, that if the number of directors is changed for any reason pre-Closing, the number of persons to be appointed by the Company shall remain a majority of that total number. The Post-Closing Pubco Board Schedule lists the names of the individuals to be appointed and the class to which they will be appointed. On the Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company and Vistas with such individuals elected as members of the Post-Closing Pubco Board as of the Closing, which indemnification agreements shall be effective immediately following the Closing. If any person that pursuant to this provision would be a member of the Post-Closing Pubco Board is unavailable to serve in such capacity, the parties shall use reasonable best efforts to appoint an alternative individual designated by the applicable party that had designated the unavailable individual.

(ii) The Parties shall take all action necessary to establish at the Closing, an executive committee of the Post-Closing Pubco Board and to identify the directors to be appointed to such executive committee, a majority of whom will be appointed by the Company.

(iii) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

(iv) Conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq, Pubco shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Vistas Merger Effective Time, the Post-Closing Board to be constituted. On the Closing Date, Pubco shall enter into customary indemnification agreements with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(v) The Persons constituting the directors and officers of the Company prior to the Vistas Merger Effective Time shall continue to be the officers of the Anghami Merger Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(vi) The Persons constituting the directors and officers of Vistas Merger Sub prior to the Vistas Merger Effective Time shall become the officers of the Vistas Merger Surviving Company (and holding the same titles as held at the Vistas Merger Sub) until the earlier of their resignation or removal or until their respective successors are duly appointed. The Parties shall take all action necessary, including causing the directors and officers of Vistas to resign, so that the individuals serving as the officers and directors of Vistas Merger Surviving Company after the Closing will be the same individuals (in the same office) as that of Vistas Merger Sub immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to any such role, in which case, such other person identified by the Company shall serve in such role).

Section 2.2 THE CLOSING.

Subject to the terms and conditions of this Agreement, the closing of the Vistas Merger and the Anghami Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Vistas and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 EFFECTS OF THE MERGERS.

(a) Effect of Vistas Merger on Issued Securities of Vistas. At the Vistas Merger Effective Time, by virtue of the Vistas Merger and without any action on the part of any Party or the holders of securities of Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub or the Company:

(i) Vistas Units. Immediately prior to the Vistas Merger Effective Time, every issued and outstanding Vistas Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Vistas Class A common stock and one Vistas Warrant in accordance with the terms of the applicable Vistas Unit, which underlying Vistas Securities shall be converted in accordance with the applicable terms of Section 2.3(c) below.

(ii) Vistas Class A Common Stock. Each share of Vistas Class A Common Stock outstanding immediately prior to the Vistas Merger Effective Time shall be automatically be converted into the right to receive one Pubco Share, following which all such shares of Vistas Class A Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iii) Vistas Class B Common Stock. Each share of Vistas Class B Common Stock outstanding immediately prior to the Vistas Merger Effective Time shall be automatically be converted into the right to receive one Pubco Share, following which all such shares of Vistas Class B Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

(iv) Cancellation of Vistas Capital Stock Owned by Vistas. Each share of capital stock of Vistas owned by Vistas as treasury shares immediately prior to the Vistas Merger Effective Time shall be cancelled and extinguished without any conversion thereof or payment therefor.

(v) Vistas Warrants. Each Vistas Warrant outstanding immediately prior to the Vistas Merger Effective Time shall be converted into one Pubco Warrant. Each Pubco Warrant shall have, and be subject to, the same terms and conditions set forth in the Vistas Warrant, except that they shall represent the right to acquire a Pubco Share in lieu of a share of Vistas Class B Common Stock.  At or prior to the Vistas Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Shares for delivery upon the exercise of such Pubco Warrants.

(b) Effect of Anghami Merger on Issued Securities of Anghami. At the Anghami Merger Effective Time, by virtue of the Anghami Merger and without any action on the part of any Party or the holders of securities of Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub or the Company:

(i) Company Shares. All Company Shares held by a Company Shareholder (after taking into account the exercise and conversion of the Anghami Convertible Notes) issued and outstanding immediately prior to the Anghami Merger Effective Time shall be automatically converted into the right to receive the Per Shareholder Consideration of such Company Shareholder as set forth in the Company Closing Statement and each holder of certificates or book-entry shares which immediately prior to the Anghami Merger Effective Time represented such Company Shares shall thereafter cease to have any rights with respect thereto except the right to receive the Per Shareholder Consideration, in each case to be issued or paid, without interest, in consideration therefor as provided by this Agreement. Prior to the payment of the Per Shareholder Consideration to any holder of Company Shares, such holder shall deliver to Vistas a duly completed and executed letter of transmittal in such form as is typical for transactions of this type together with certificates (if Company Shares are certificated) representing the Company Shares owned by such holder. Such letter of transmittal will include: a release in favor of Pubco, Vistas and the Anghami Entities in such holders’ his, her or its capacity as a Company Shareholder, from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of such holder’s ownership of share capital of the Company and/or the Transactions.

(ii) Other Company Convertible Securities. Each other Company Convertible Security that is issued and outstanding as of such time shall be cancelled by the Company without any consideration, payment or Liability therefor.

(c) Effect of Vistas Merger on Vistas Merger Sub Share Capital and Anghami Merger on Anghami Merger Sub Share Capital.

(i) At the Vistas Merger Effective Time, by virtue of the Vistas Merger and without any action on the part of any Party or the holders of securities of Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub or the Company all of the share capital of Vistas Merger Sub issued and outstanding immediately prior to the Vistas Merger Effective Time shall be converted into an equal number of ordinary shares of the Vistas Merger Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Vistas Merger Surviving Company

(ii) At the Anghami Merger Effective Time, by virtue of the Anghami Merger and without any action on the part of any Party or the holders of securities of Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub or the Company all of the share capital of Anghami Merger Sub issued and outstanding immediately prior to the Anghami Merger Effective Time shall be converted into an equal number of ordinary shares of the Anghami Merger Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Anghami Merger Surviving Company.

(d) Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Shares or Vistas Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Shares or Vistas Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Vistas Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 2.3(d) shall not be construed to permit Vistas, the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(e) No Liability.  None of Pubco, Vistas Merger Sub, Anghami Merger Sub, Vistas, the Company or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost, Stolen or Destroyed Anghami Certificates.  In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 2.3; provided, however, that the Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Further Assurances. If, at any time after the Anghami Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Vistas Merger Surviving Company or the Anghami Merger Surviving Company, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Vistas, Company, Vistas Merger Sub and Anghami Merger Sub, the officers and directors of Vistas, the Company Vistas Merger Sub and Anghami Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.4 CONSIDERATION ADJUSTMENT

(a) Closing Statements.

(i) Company Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Vistas a statement (the “Company Closing Statement”) setting forth (y) the Per Shareholder Consideration and (z) (A) the names of all of the Company Shareholders and their respective addresses, e-mail addresses (where available) and, where available, taxpayer identification numbers, (B) the number and type of Company Shares held by, or subject to the Company Convertible Notes or other Company Convertible Securities held by, such Person and, in the case of outstanding shares, the respective certificate numbers, (C) the number of Company Shares for which the Convertible Note will be converted into, (D) the calculation of the Per Shareholder Consideration payable to each Company Shareholder at the Closing, and (E) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Vistas. The Company Closing Statement and the determinations contained therein shall be prepared in accordance with IFRS as then in effect, otherwise using and applying the same accounting principles, practices, procedures, policies and methods used and applied by the Anghami Companies in the preparation of the latest audited Financial Statements and otherwise in accordance with this Agreement.

(ii) Adjustments to Closing Statements. Promptly after the Company delivers its Closing Statement to Vistas, it will meet with Vistas to review and discuss the Closing Statement and will incorporate all comments from Vistas made in good faith and make any appropriate adjustments to such Closing Statement prior to the Closing, which adjusted Closing Statement shall thereafter become the applicable Closing Statement for all purposes of this Agreement.

(iii) Vistas Closing Statement. On the Business Day prior to the Closing Date, Vistas shall prepare and deliver to the Company a statement (the “Parent Closing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the Vistas Shares Redemption; (ii) an estimate of the number of Pubco Shares to be outstanding as of the Closing after giving effect to the Vistas Shares Redemption (which shall be based in part on the Company Closing Statement); (iii) the amount of Available Cash, including the amount of Vistas Transaction Expenses; (iv) a list of the Vistas Transaction Expenses; and (v) the outstanding indebtedness of Pubco for borrowed money with a maturity date of more than one year as of the Closing. A good faith estimate of the Vistas Transaction Expenses is set forth on Schedule 2.4(a)(iii).

(b) Notwithstanding anything in this Agreement to the contrary, the Cash Consideration shall be reduced (and the Stock Consideration will be proportionately increased based on a price of $10.00 per Pubco Share) by the minimum amount necessary for Pubco to satisfy the “substantiality” test of Treasury Regulation 1.367(a)-3(c)(3)(iii) as mutually agreed by the Company and Vistas; provided, that if “substantiality” test of Treasury Regulation 1.367(a)-3(c)(3)(iii) as so agreed cannot be met if the Cash Consideration is reduced to zero (and the Stock Consideration is proportionately increased), then no such reduction to the Cash Consideration shall be made pursuant to this Section 2.4(b).

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Vistas to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Vistas that, except as set forth in the Company Disclosure Schedules, the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability. Except as set forth in Schedule 3.1, each Anghami Company is duly incorporated, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Anghami Company is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Anghami Companies. The Company has provided to Vistas accurate and complete copies of the Governing Documents of each Anghami Company, each as amended and as in effect as of the date hereof. No Anghami Company is in material violation of any provision of its Governing Documents. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or is required to be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each other Transaction Agreement to which it is or is required to be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company in accordance with the Company’s Governing Documents and the Laws of the jurisdiction of organization. The Required Company Shareholder Approval is the only vote or consent of the holders of any class or series of share capital of Anghami required to approve and adopt this Agreement and approve the transactions contemplated hereby. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which the Company is or is required to be a party shall be when delivered, duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Certain Company Shareholders have delivered, and has not subsequently rescinded, revoked or modified in any way, the Written Consent approving the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which Written Consent constitutes Required Company Shareholder Approval.

Section 3.2 Noncontravention.

(a) Except as set forth in Schedule 3.2(a), the execution and delivery by the Company (or any other Anghami Company, as applicable) of this Agreement and each other Transaction Agreement to which any Anghami Company is or is required to be a party or otherwise bound, and the consummation by any Anghami Company of the transactions contemplated hereby and thereby and compliance by any Anghami Company with any of the provisions hereof and thereof, will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Shares under, or (vi)  require any approval from, or filing with, any Governmental Entity under or pursuant to, in each case of clause (i) through (vi), the Governing Documents of any Anghami Company or any Law or Order to which any Company Shareholder or any Anghami Company is bound or subject, except for any deviations from any of the foregoing that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Anghami Companies (taken as a whole), Pubco or Vistas Merger Sub or Anghami Merger Sub.

(b) Except as set forth in Schedule 3.2(b) or as would not be materially adverse to the Anghami Companies, taken as a whole, the execution and delivery by the Company (or any other Anghami Company, as applicable) of this Agreement and each other Transaction Agreement to which any Anghami Company is or is required to be a party or otherwise bound, and the consummation by any Anghami Company of the transactions contemplated hereby and thereby and compliance by any Anghami Company with any of the provisions hereof and thereof, will not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Company Shares under, or (vi) other than public disclosure thereof pursuant to the filings required pursuant to Section 6.1, require any approval under or pursuant to, in each case of clause (i) through (vi), any Material Contract.

Section 3.3 Capitalization. As of the date hereof, the Company is authorized to issue Class A shares, par value $0.10 each (the “Company Class A Shares”), of which 25,697 Company Class A Shares are issued and outstanding, Class C shares, par value $0.10 each (the “Company Class C Shares”), of which 5,578 Company Class C Shares are issued and outstanding, and Series B preferred shares (the “Company Series B Preferred Shares”), of which 52,587 Company Series B Preferred Shares are issued and outstanding.

(a) Schedule 3.3(a) sets forth as of the date hereof, with respect to each Anghami Company, (i) its name and jurisdiction of organization, (ii) its form of organization, (iii) the amount of authorized Equity Interests of such Anghami Company if such concept is applicable, and (iv) the Equity Interests issued by such Anghami Company and the holder(s) thereof. To the Knowledge of the Company, as of the date hereof, all of the Company Shares listed on Schedule 3.3(a) are owned by the Company Shareholders free and clear of any Liens other than Securities Liens. All of the outstanding Equity Interests of each Anghami Company have been duly authorized, are fully paid and non-assessable and were not issued in material violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, an Anghami Company’s Governing Documents or any Contract to which an Anghami Company is a party or by which an Anghami Company or its securities are bound. The Company does not, directly or indirectly, hold any of its Equity Interests in treasury.

(b) Schedule 3.3(b) sets forth as of the date hereof, the beneficial and record owners of all outstanding Company Convertible Notes (including in each case the principal amount and date of issuance). The Company has furnished to Vistas complete and accurate copies of the Anghami Equity Plans and forms of agreements used thereunder, and the form of Anghami Convertible Notes. Except as set forth on Schedule 3.3(b) or in the case of clauses (iv) and (v), except as otherwise furnished to Vistas:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights (including any other Company Convertible Security) to which any Anghami Company is a party or which are binding upon any Anghami Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Anghami Company;

(iii) none of the Anghami Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iv) none of the Anghami Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests that has or would reasonably be expected to materially and adversely affect ability of the Company to consummate the Transactions or that would survive the Closing, and to the Knowledge of the Company, none of the Company Shareholders are party to any such agreements;

(v) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Anghami Companies;

(vi) none of the Anghami Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests;

(vii) none of the Anghami Companies has any material Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by any of the Anghami Companies; and

(viii) as a result of the consummation of the transactions contemplated by this Agreement, no Equity Interests of an Anghami Company are issuable and no rights in connection with any Equity Interests of any Anghami Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) No Anghami Company currently owns or have any rights to acquire, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Anghami Company). No Anghami Company is a participant in any joint venture, partnership or similar arrangement. There are no material outstanding contractual obligations of an Anghami Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 3.4 Financial Statements.

(a) The Company has made available to Vistas true and correct copies of the following financial statements (collectively, the “Financial Statements”): the unaudited consolidated statements of financial position of the Anghami Companies as of December 31, 2020 (the “Latest Balance Sheet”) and the audited consolidated statements of financial position of the Anghami Companies as of December 31, 2019, and the related audited or unaudited consolidated statements of income, total comprehensive income, changes in equity and cash flows for each of the fiscal years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Anghami Companies’ independent auditors with respect to the 2019 financials, each of the 2019 financials were audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with applicable Law and IFRS, except as otherwise noted therein, and (iii) the financial statements for any “business” within the meaning of Rule 11-01(d) of Regulation S-X under the Securities Act acquired by any Anghami Company that is required pursuant to Rule 3-05 of Regulation S-X under the Securities Act for the applicable periods required thereunder. The Financial Statements were derived from and reflect the books and records of the Anghami Companies as of the times and for the periods referred to therein in all material respects. Each of the Financial Statements (a) has been prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated except in the case of unaudited financials for the lack of footnotes and related disclosures and (b) fairly presents in all material respects the consolidated assets, liabilities, equity, cash flows and financial condition as of the respective dates thereof and/or the operating results of the Anghami Companies for the periods covered thereby, subject in the case of the 2020 financials to year-end audit adjustments. Each of the independent auditors for the Anghami Companies, is an independent public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the American Institute of Certified Public Accountants. No Anghami Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act.

(b) Each Anghami Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Anghami Company does not maintain any off-the-book accounts and that such Anghami Company’s assets are used only in accordance with such Anghami Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Anghami Company and to maintain accountability for such Anghami Company’s assets, (iv) access to such Anghami Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Anghami Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Anghami Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Anghami Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Anghami Company. In the past three (3) years, no Anghami Company or, to the Knowledge of the Company, its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Anghami Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Anghami Company has engaged in questionable accounting or auditing practices.

(c) The Anghami Companies have no Liabilities, except: (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with IFRS; (iv) Liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (v) Liabilities other than those described in clauses (i) through (iv) that do not exceed $350,000.

(d) Except as set forth on Schedule 3.4(d), the Anghami Companies do not have any Indebtedness of the type described in clauses (a), (b), (c), (d) and (e) of the definition of “Indebtedness” other than the Anghami Convertible Notes or the Indebtedness set forth on Schedule 3.4(d), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 3.4(d).

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Anghami Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to an Anghami Company arising from its business. To the Knowledge of the Company, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Financial Statements.

Section 3.5 No Material Adverse Effect. Since December 31, 2020, there has been no Material Adverse Effect on the Anghami Companies.

Section 3.6 Absence of Certain Developments. Except as described in the audited Financial Statements, since the date of the Latest Balance Sheet, each Anghami Company has conducted its business only in the Ordinary Course of Business and, other than in the Ordinary Course of Business, no Anghami Company has taken any action or committed or agreed to take any action that would be prohibited under Section 6.3 if such action were taken on or after the date hereof without the consent of Vistas.

Section 3.7 Real Property.

(a) No Anghami Company owns real property and no Anghami Company is a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 3.7(b) sets forth the address of each Leased Real Property and a complete list of all Leases for such Leased Real Property. Except as set forth on Schedule 3.7(b), with respect to each of the Leases: (i) no Anghami Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof, or otherwise granted or incurred any Lien (other than a Permitted Lien) with respect to its leasehold interest therein; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Anghami Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, has not been disturbed; (iv) no Anghami Company, nor, to the Knowledge of the Company, any other party to such Lease is in breach or default under such Lease, to the Knowledge of the Company, no event has occurred or circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, and no Anghami Company has received or given any notice of any such breach or default; and (v) no party to any Lease has exercised any termination rights with respect thereto. The Company has made available to Vistas true, correct and complete copies of all Leases for the Leased Real Properties.

(c) The Leased Real Property identified in Schedule 3.7(b) comprises all of the real property used, occupied or currently held for use in the business of the Anghami Companies.

(d) The Anghami Companies have not received any written notice that remains outstanding that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or Law or Order other than Permitted Liens or (ii) are in violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property, in each case where such prohibitions or violations, individually or in the aggregate have resulted or would reasonably be expected to result in a Material Adverse Effect to the Anghami Companies.

Section 3.8 Personal Property. All material Personal Property which is currently owned, used or leased by an Anghami Company is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the Anghami Companies. The operation of each Anghami Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than an Anghami Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, an Anghami Company. The Company has provided to Vistas a true and complete copy of each of material Personal Property Lease. The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of an Anghami Company or any other party under any of the Personal Property Leases, and no Anghami Company has received notice of any such condition.

Section 3.9 Tax Matters.

(a) Each Anghami Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and such Tax Returns were materially accurate and complete when submitted.

(b) All material Taxes for which each Anghami Company has been liable to account, have been duly paid (insofar as such Taxes ought to have been paid) or are being contested in good faith and for which reserves have been established in the Financial Statements in accordance with IFRS. There are no Liens with respect to any material Taxes upon any Anghami Company’s assets, other than Permitted Liens.

(c) No Anghami Company has entered into any concessions or similar arrangements with a Taxing Authority.

(d) No Anghami Company has received a written notice from a Taxing Authority in a jurisdiction where the Anghami Company does not file Tax Returns that indicates that such Anghami Company is or may be subject to taxation by that jurisdiction. Within the past 12 months, no Anghami Company has received any written notice of, and, so far as aware, is not involved in any dispute with any relevant Taxing Authority.

(e) Each Anghami Company has obtained all clearances or consents that it was required to obtain from any relevant Taxing Authority.

(f) No Anghami Company has been a party to any transaction, scheme or arrangement designed wholly or mainly and with the principal purpose of unlawfully evading a material known Tax liability of such Anghami Company.

(g) To the extent required by applicable Law, each Anghami Company (i) is duly registered for the purposes of Value Added Tax (“VAT”); (ii) has complied in all material respects with all Laws in respect of VAT, and (iii) has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Taxing Authority or set aside in appropriate accounts for future payment when due.

Section 3.10 Contracts.

(a) Except as set forth on Schedule 3.10(a), no Anghami Company is a party to, or bound by, any Contract pursuant to which any obligations remain that is (each Contract required to be set forth on Schedule 3.10(a), a “Material Contract”):

(i) a collective bargaining agreement applicable to employees of the Anghami Companies;

(ii) (x) an employment Contract providing for an annual base salary in excess of $200,000 (other than “at-will” Contracts that may be terminated upon thirty (30) days or less notice without the payment of severance, other than severance or termination payments required by law), (y) a Contract providing for severance payments or garden leave in excess of $100,000 in the aggregate; or (z) a Contract (other than an employment or restrictive covenant Contract, severance or garden leave Contract or Company Employee Benefit Plan) between any Anghami Company and any directors, officers or employees of an Anghami Company or any Related Party;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) license or royalty Contract with respect to any Intellectual Property to which the Anghami Companies are a party as licensee or licensor that is material to the business of the Anghami Companies (other than Contracts relating to commercially available off-the-shelf Software licensed for less than $100,000 in annual fees);

(v) provides for aggregate future payments to or from any Anghami Company in excess of $350,000 in any calendar year or $500,000 in the aggregate over the life of the Contract, other than those that can be terminated without material penalty by such Anghami Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vi) obligates any Anghami Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000 (other than indemnification obligations in the Ordinary Course of Business or otherwise provided to the Anghami Companies’ directors, officers or employees);

(vii) joint venture, profit-sharing, partnership, limited liability company or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, or similar Contract;

(viii) with any Top Vendor;

(ix) power of attorney;

(x) other than this Agreement, for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Anghami Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Anghami Company, in each case, under which there are material outstanding obligations of the applicable Anghami Company;

(xi) for the acquisition, directly or indirectly (by merger, consolidation or otherwise), of assets or a business with an aggregate value in excess of $500,000 (other than in the Ordinary Course of Business consistent) or Equity Interests of another Person (other than another wholly-owned Anghami Company);

(xii) Contract which contains a provision prohibiting or materially restricting any Anghami Company from (A) competing or providing (or soliciting with respect thereto) any service or product in any jurisdiction other than in respect of confidentiality agreements entered into in the Ordinary Course of Business (none of which contain any non-compete provisions) or (B) purchasing or acquiring an interest in any other Person;

(xiii) Contract involving the settlement of any Proceeding or threatened Proceeding; or

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) With respect to each Material Contract: (i) such Material Contract is legal, valid and binding and enforceable against the applicable Anghami Company party thereto and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Material Contract; (iii) no Anghami Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Anghami Company, or permit termination or acceleration by the other party thereto, under such Material Contract; (iv) to the Knowledge of the Company, no other party to such Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Anghami Company, under such Material Contract; (v) no Anghami Company has received written notice of an intention by any party to any such Material Contract to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Anghami Company in any material respect; and (vi) no Anghami Company has waived any rights under any such Material Contract.

Section 3.11 Intellectual Property; Data Protection.

(a) The products, services and operation of the business of the Anghami Companies have not in the past three (3) years infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person except as would not reasonably be expected to have a Material Adverse Effect on the Anghami Companies, and except as set forth on Schedule 3.11(a), no Anghami Company has in the past three (3) years received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Anghami Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property, including any governmental Proceedings, such as reexaminations, reissues, inter partes reviews, and oppositions. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Each Anghami Company owns or has the right to use all Intellectual Property that are used in and material to the business of such Anghami Company as currently conducted. Schedule 3.11(b) identifies all registered Intellectual Property (or Intellectual Property subject to a filed registration application) owned by any Anghami Company. Except as set forth on Schedule 3.11(b), to the Knowledge of the Company, all the Intellectual Property required to be disclosed in Schedule 3.11(b) is valid and enforceable. Each Anghami Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and no Anghami Company is subject to any outstanding Order restricting the use or licensing of any Owned Intellectual Property by such Anghami Company or the business of the Anghami Companies. All the Owned Intellectual Property required to be disclosed in Schedule 3.11(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(c) Each Anghami Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information owned by such Anghami Company (and any confidential information owned by any Person to whom any of the Anghami Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any Anghami Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Anghami Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property (other than non-exclusive licenses granted to contractors and consultants in the ordinary course for use in connection with the performance of services for an Anghami Company).

(d) Subject to obtaining any consent identified in Schedule 3.2(b), each item of Intellectual Property owned or used by the Anghami Companies immediately prior to the Closing will be owned or available for use by the Anghami Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Anghami Companies immediately prior to the Closing.

(e) To the Knowledge of the Company, the Anghami Companies have not experienced any Security Breaches or material Security Incidents in the past three (3) years, and none of the Anghami Companies has received any written or, to the Knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Anghami Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Anghami Companies’ Processing of Personal Information or compliance with applicable Data Protection and Security Requirements.

(f) The Anghami Companies are and have been in the past three (3) years in compliance in all material respects with all applicable Data Protection and Security Requirements. The Anghami Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is Processed by or on behalf of the Anghami Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Anghami Companies.

Section 3.12 Litigation. Except as set forth on Schedule  3.12, there are no material pending or, to the Knowledge of the Company, threatened, Proceedings by or against (and, to the Knowledge of the Company, there are no pending or threatened investigations against) or otherwise affecting any Anghami Company or its assets, including any condemnation or similar proceedings, and no such and no such Proceeding has been brought or, to the Company’s Knowledge, threatened in the past three (3) years. No Anghami Company, nor any property, asset or business of any Anghami Company, is subject to any material pending or outstanding Orders. There is no unsatisfied judgment or any open injunction binding upon any Anghami Company which, individually or in the aggregate, has or would reasonably be expected to materially and adversely affect ability of the Company to consummate the Transactions. In the past five (5) years, none of the current or former officers, senior management or directors of any Anghami Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 3.13 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Anghami Companies.

Section 3.14 Labor Matters.

(a) [Reserved]

(b) The Company has made available to Vistas the terms of the Contracts (including any post-employment restrictions) of each director, other officer and Company Employee entitled to remuneration at an annual rate, or an average annual rate over the three (3) financial years ending on the date of this Agreement, of more than $200,000.

(c) There is no contract between any Anghami Company and any Company Employees which cannot be terminated on not more than three (3) months’ notice without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

(d) Since the date of the Latest Balance Sheet:

(i)	the basis of the remuneration payable to the Company Employees has not materially increased, individually or in the aggregate, and no Anghami Company is obliged to increase the total annual remuneration payable to any Company Employees; and

(ii)	no material alterations have been made in the terms of employment or engagement or conditions of service of any of the Company Employees or in the pension or other benefits of any of the Company Employees.

(e) No Anghami Company owes any material amount to a present or former director, other officer or Company Employee (or his or her dependents) other than for accrued remuneration or reimbursement of business expenses.

(f) Each Anghami Company has maintained up-to-date, full and accurate records regarding the employment of each of the Company Employees (including details of terms of employment or engagement, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary, health and safety matters, time and pay records, records pertaining to leaves of absence or requests for time off/leaves of absence and agreements entered into between the Company Employees and an Anghami Company) and termination of employment.

(g) Except as disclosed in the Financial Statements, no Anghami Company:

(i)	has incurred a material liability for breach or termination of a consultancy agreement or of an employment contract including a redundancy payment, alleged unpaid compensation, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an order for the reinstatement or re-engagement of an employee;

(ii)	has made or agreed to make a material payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of any Anghami Company (or to any of his or her dependants) or made any other agreement or arrangement in connection with the actual or proposed termination or retirement or suspension of employment or variation of an employment contract; or

(iii)	is liable for any material payment to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business).

(h) There are no enquiries or investigations existing, pending or, to the Knowledge of the Company, threatened affecting any Anghami Company in relation to any directors, officers, Company Employees or former officers or employees or workers by the Equal Opportunities Commission, the Commission for Racial Equality or the Health and Safety Executive or any other bodies with similar functions or powers in relation to employees or workers. There is no Proceeding pending or, to the Knowledge of the Company, threatened, between any Anghami Company, on the one hand, and any director, officer or Company Employee of, or consultant to, any Anghami Company (or any former director, officer, Company Employee or consultant) on the other hand.

(i) Reserved.

(j) No Anghami Company has any collective bargaining agreement or other agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its Company Employees, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent Company Employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any Company Employees.

(k) Each Company Employee who has any role in creating Intellectual Property for the Anghami Companies has entered into the Anghami Companies’ standard form of employee non-disclosure, inventions and restrictive covenants agreement with an Anghami Company (whether pursuant to a separate agreement or incorporated as part of such Company Employee’s overall employment agreement), a copy of which form has been made available to Vistas by the Company.

(l) Each independent contractor of an Anghami Company who has any role in creating Intellectual Property for the Anghami Companies has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with an Anghami Company, a copy of which form has been provided to Vistas by the Company.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a), sets forth a list of each (i) material employee benefit plan, and (ii) each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability plan, program, policy or Contract, and (iii) each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Anghami Companies (each a “Company Employee Benefit Plan”). Except as set forth on Schedule 3.15(a), there is not and has not, at any time, been in operation (and no proposal has been announced to enter into or establish) any plan, scheme, agreement, arrangement, custom or practice for the payment of (or for the payment of any contribution towards), any pensions, ex gratia benefits, gratuities, superannuation allowances, life assurance benefits or other like benefits payable on retirement, death, termination of employment or during periods of sickness or disablement for the benefit of any of the Company Employees (or former employees) or directors (or former directors) of an Anghami Company or for the benefit of the dependents of any such employees or directors of an Anghami Company.

(b) [Reserved]

(c) There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, except as has not and would not reasonably be expected to have, individually or the aggregate, a Material Adverse Effect on the Company: (i) such Company Employee Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable Governmental Entities; (ii) no breach of fiduciary duty has occurred; (iii) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Employee Benefit Plan have been timely made; and (iv) all benefits accrued under any unfunded Company Employee Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Financial Statements. No Anghami Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Employee Benefit Plan that remains unsatisfied as of the date hereof.

(d) The consummation of the transactions contemplated by this Agreement will not increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Company Employee Benefit Plan.

Section 3.16 Insurance. As of the date hereof, the Anghami Companies have in place policies of insurance as set forth in Schedule 3.16, copies of which have been made available to Vistas. Each such insurance policy is in full force and effect, all premiums are currently paid in accordance with the terms of such policy and the Anghami Companies are otherwise in material compliance with the terms of such insurance policies. During the twelve (12) months immediately prior to the date hereof, no Anghami Company has received any written notice that any such policy will be cancelled or will not be renewed. Each Anghami Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Anghami Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Anghami Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

Section 3.17 Compliance with Laws; Permits.

(a) Each Anghami Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, and no Anghami Company has received any written or, to the Knowledge of the Company, oral notice of any alleged or actual material conflict or non-compliance with, or material default or violation of, any such applicable Laws.

(b) The Anghami Companies collectively hold all material permits required for the ownership and use of their respective assets and properties and the conduct of their businesses (including for the occupation and use of the Leased Real Properties) as currently conducted and have been in compliance with all material terms and conditions of such permits (the “Company Permits”). The Company has made available to Vistas true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any Company Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Anghami Company to use such Company Permit.

Section 3.18 Environmental Matters.

(a) The Anghami Companies are and, during the last five (5) years, have been in compliance with all Environmental Laws in all material respects;

(b) There has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with any Anghami Company’s operations off-site of the Leased Real Property or, to the Knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that an Anghami Company owned or leased such property;

(c) No Anghami Company is subject to or has received any Order relating to any non-compliance with Environmental Laws by an Anghami Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d) No Action is pending or, to the Knowledge of the Company, threatened and no investigation is pending or, to the Knowledge of the Company, threatened with respect to any Anghami Company’s compliance with or Liability under Environmental Law.

Section 3.19  [RESERVED]

Section 3.20 Trade & Anti-Corruption Compliance.

(a) Neither any Anghami Company nor any of its directors, officers, managers or employees, or, to the Knowledge of the Company, its agents or third-party Representatives, is or has in the last five (5) years been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in material violation of applicable Sanctions; or (iii) otherwise in material violation of any applicable Sanctions or applicable Export Control Laws or anti-boycott requirements.

(b) In the last five (5) years, in connection with or relating to the business of the Anghami Companies, neither any Anghami Company nor any of its directors, officers, managers or employees, or, to the Knowledge of the Company, agents or other third-party Representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case of clause (i) through (iv) in material violation of applicable ABC Laws or AML Laws. The operations of each Anghami Company are and have been conducted at all times in compliance with the AML Laws in all applicable jurisdictions, and no Proceeding involving an Anghami Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 3.21 Affiliate Transactions. Schedule 3.21 sets forth a list of all services provided within the last twelve (12) months to the Anghami Companies by Related Parties and by the Anghami Companies to Related Parties other than in the ordinary course of business, and the charges assessed for all services provided during such time, other than pursuant to employment Contracts. Except for employment agreements, the Governing Documents of the Company, or as disclosed in Schedule 3.21, there are no loans, leases, commitments, guarantees, agreements or other transactions or Contracts (oral or written) between the Anghami Companies, on the one hand, and any Related Party, on the other hand, and no Related Party owns any real property or material Personal Property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Anghami Company.

Section 3.22 Top VENDOR. Schedule 3.22 lists, by dollar volume paid for the twelve (12) months ended on December 31, 2020, the Top Vendors of the Anghami Companies. The relationships of each Anghami Company with such vendors are good commercial working relationships and (i) no Top Vendor within the last twelve (12) months (the “Relevant Period”) has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with an Anghami Company, (ii) no Top Vendor has during the Relevant Period decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with an Anghami Company or intends to stop, decrease or limit materially its products or services to any Anghami Company, (iii) no Anghami Company has within the past two (2) years been engaged in any material dispute with any Top Vendor, and (iv) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the other Transaction Agreements will not adversely affect the relationship of any Anghami Company with any Top Vendor.

Section 3.23 Title to Assets. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Anghami Companies, each Anghami Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by it, free and clear of all Liens other than Permitted Liens. Except as has not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the Anghami Companies, the assets (including Intellectual Property rights and contractual rights) of the Anghami Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Anghami Companies as it is now conducted or that are used or held by the Anghami Companies for use in the operation of the businesses of the Anghami Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Anghami Companies as currently conducted.

Section 3.24 Investment Company Act. No Anghami Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 3.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or any other Vistas SEC Document after the date hereof shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement is declared effective by the SEC, (iii) the time the proxy statement contained in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Vistas Shareholders, (iv) the time of the Vistas Shareholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). Notwithstanding the foregoing, the Company makes no representations, warranties or covenants as to the information supplied (x) by or on behalf of, Pubco, Vistas Merger Sub or Anghami Merger Sub or Vistas or any of Vistas’ Affiliates or (y) in any disclosures under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature.

Section 3.26 No Other Representations or Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company. Except for the representations and warranties contained in this Article III, neither the Company nor any of its Subsidiaries nor any other Person on behalf of the Company or any of its Subsidiaries has made or makes any other express or implied representation or warranty, either written or oral, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries to the other Parties or their respective Affiliates and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any of its Subsidiaries nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to the other Parties hereto in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, this Section 3.26 shall not affect any representations or warranties made by the Company in any other Transaction Agreement, which shall be governed by such Transaction Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO, VISTAS MERGER SUB, AND ANGHAMI Merger Sub

As an inducement to Vistas to enter into this Agreement and consummate the transactions contemplated hereby, the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub hereby represent and warrant to Vistas that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization and Standing. Each of Pubco, Vistas Merger Sub and Anghami Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco, Vistas Merger Sub and Anghami Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, Vistas Merger Sub and Anghami Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Vistas accurate and complete copies of the Governing Documents of Pubco Vistas Merger Sub and Anghami Merger Sub, as currently in effect. Neither Pubco, Vistas Merger Sub nor Anghami Merger Sub is in violation of any provision of its Governing Documents in any material respect.

Section 4.2 Authorization; Binding Agreement. Subject to filing the Amended and Restated Pubco Governing Documents, each of Pubco, Vistas Merger Sub and Anghami Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Agreement to which it is or is required to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco, Vistas Merger Sub and Anghami Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Amended and Restated Pubco Governing Documents), on the part of Pubco, Vistas Merger Sub or Anghami Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Transaction Agreement to which it is or is required to be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which Pubco, Vistas Merger Sub or Anghami Merger Sub is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by Pubco, Vistas Merger Sub and Anghami Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

Section 4.3 Noncontravention. The execution and delivery by Pubco, Vistas Merger Sub and Anghami Merger Sub of this Agreement and each other Transaction Agreement to which it is or is required to be a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended and Restated Pubco Governing Documents, conflict with or violate any provision of such Party’s Governing Documents, (b) subject to obtaining the consents listed on the Consents Schedule hereto, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco, Vistas Merger Sub or Anghami Merger Sub.

Section 4.4 Governmental Approvals. No Consent of or with any Governmental Entity, on the part of Pubco, Vistas Merger Sub or Anghami Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each other Transaction Agreement to which it is or is required to be a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) such filings as are expressly contemplated by this Agreement, including the Amended and Restated Pubco Governing Documents, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Securities Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco , Vistas Merger Sub or Anghami Merger Sub.

Section 4.5 Capitalization. Pubco is authorized to issue Pubco Shares, all of which that are issued and outstanding are owned by the Company. Vistas Merger and Anghami Merger Sub are each authorized to issue ordinary shares, all of which that are issued and outstanding are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Vistas Merger Sub and Anghami Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Securities Exchange Act.

Section 4.6 Ownership of Pubco Shares. (i) All Pubco Shares to be issued and delivered in accordance with Article II to the Vistas Shareholders and the Company Shareholders shall be, upon issuance and delivery of such Pubco Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of the Pubco Shares, the Vistas Shareholders and the Company Shareholders shall have good and valid title to its portion of such Pubco Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, Pubco’s Governing Documents (as amended), the Lock-Up Agreement, the Registration Rights Agreement or the Insider Letter Agreement, as applicable, the provisions of this Agreement and any Liens incurred by the Vistas Shareholders or the Company Shareholders (as applicable), and (iii) the issuance and sale of such Pubco Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 4.7 Pubco, VISTAS MERGER SUB and ANGHAMI Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Vistas Merger Sub and Anghami Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the other Transaction Agreements to which they are or required to be a party and the Transactions, and, other than their respective Governing Documents, this Agreement and the other Transaction Agreements to which they are a party, Pubco, Vistas Merger Sub and Anghami Merger Sub are not party to or bound by any Contract.

Section 4.8 Brokerage. Neither Pubco, Vistas Merger Sub nor Anghami Merger Sub (i) has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions or (ii) has entered into any Contract which could give rise to any liability or obligation of Vistas, Pubco, the Anghami Companies or any of their respective Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to or in connection with the Transactions.

Section 4.9 Investment Company Act. Neither Pubco, Vistas Merger Sub nor Anghami Merger Sub is an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

Section 4.10 Information Supplied. The information supplied or to be supplied by Pubco, Vistas Merger Sub or Anghami Merger Sub for inclusion or incorporation by reference in the Registration Statement or any other Vistas SEC Document after the date hereof shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement is declared effective by the SEC, (iii) the time the proxy statement contained in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Vistas Shareholders, (iv) the time of the Vistas Shareholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). Notwithstanding the foregoing, the Company makes no representations, warranties or covenants as to the information supplied (x) by or on behalf of, Vistas, the other Anghami Companies or any of their respective Affiliates (for the avoidance of doubt, excluding Pubco, Vistas Merger Sub or Anghami Merger Sub) or (y) in any disclosures under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature.

Section 4.11 No Other Representations or Warranties. The representations and warranties made by Pubco, Vistas Merger Sub and Anghami Merger Sub in this Article IV are the exclusive representations and warranties made by Pubco, Vistas Merger Sub and Anghami Merger Sub. Except for the representations and warranties contained in this Article IV, neither Pubco, Vistas Merger Sub, Anghami Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, as to the accuracy or completeness of any information regarding Pubco, Vistas Merger Sub or Anghami Merger Sub to the other Parties or their respective Affiliates and expressly disclaims any such other representations or warranties. For the avoidance of doubt, neither Pubco, Vistas Merger Sub nor Anghami Merger Sub has made or makes any express or implied representation or warranty, either written or oral, with respect to the Company or any of its Subsidiaries (other than Pubco, Vistas Merger Sub or Anghami Merger Sub). In particular, without limiting the foregoing, neither Pubco, Vistas Merger Sub, Anghami Merger Sub nor any other Person makes or has made any representation or warranty to the other Parties hereto, and shall have no liability in respect of, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Pubco, Vistas Merger Sub or Anghami Merger Sub or (b) any oral or, except for the representations and warranties made by Pubco, Vistas Merger Sub and Anghami Merger Sub in this Article IV, written information made available to the other Parties hereto in the course of their evaluation of Pubco, Vistas Merger Sub or Anghami Merger Sub, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, this Section 4.11 shall not affect any representations or warranties made by Pubco, Vistas Merger Sub or Anghami Merger Sub in any other Transaction Agreement, which shall be governed by such Transaction Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF VISTAS

As an inducement to Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Vistas hereby represents and warrants to Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company that, except as set forth in (a) the Vistas Disclosure Schedules or (b) the SEC Reports that are available on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements” or “Qualitative and Quantitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 5.1 Organization; Authority; Enforceability. Vistas is a corporation duly incorporated under the Laws of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other Transaction Agreements contemplated hereby to be executed and delivered by Vistas and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Vistas and no other corporation proceedings on the part of Vistas are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Agreements contemplated hereby, subject in each case to obtaining the Required Vistas Shareholder Vote. This Agreement and the other agreements contemplated hereby to be executed and delivered by Vistas constitute valid and binding obligations of Vistas, enforceable against Vistas in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Vistas consists of (a) 1,000,000 Vistas Preferred Shares, par value $0.0001 per share (the “Vistas Preferred Shares”), (b) 380,000,000 shares of Vistas Class A Common Stock and (c) 20,000,000 shares of Vistas Class B Common Stock. As of the date of this Agreement, the issued and outstanding Vistas Securities consists of, (A) no preferred shares, (B) 12,830,000 shares of Vistas Class A Common Stock, (C) 2,500,000 shares of Vistas Class B Common Stock (D) 10,000,000 Vistas Public Warrants and (E) 500,000 Vistas Private Warrants. All outstanding Vistas Securities are and were (1) validly issued, fully paid and non-assessable, (2) issued in compliance in all material respects with applicable Law and (3) not issued in breach or violation of any preemptive rights. Other than the Vistas Warrants, the Vistas Shares Redemption rights, and any Vistas Securities that may be issued after the date of this Agreement in an Equity Financing, there are no outstanding (v) obligations of Vistas to issue securities to Vistas Shareholders to avoid the effects of dilution from an Equity Financing, the Transaction or any other issuance of securities of Vistas or any other Person, (w) securities of Vistas convertible into or exchangeable for shares of capital stock or other Equity Interest or voting securities of Vistas, (x) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Vistas to acquire from any Person, and no obligation of Vistas to issue, any shares of capital stock or other Equity Interest or voting securities of Vistas or any securities convertible into or exchangeable for such shares of capital stock or other Equity Interest or voting securities, (y) equity equivalents or other similar rights of or with respect to Vistas or (z) obligations of Vistas to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights. Vistas has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

Section 5.3 Brokerage. Except as set forth on Schedule 5.3, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Vistas.

Section 5.4 Trust Account. As of the date of this Agreement, Vistas has at least $100,000,000 in the Trust Account, with such funds invested in United States government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Vistas and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Vistas SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than (x) holders of shares of Vistas Class A Common Stock who shall have exercised their rights to participate in a Vistas Shares Redemption, (y) the underwriters of Vistas’ IPO, which are entitled to the Deferred Discount (as such term is defined in the Trust Agreement), and (z) Vistas with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations) to any portion of the proceeds in the Trust Account. There are no Proceedings pending or, to the Knowledge of Vistas, threatened with respect to the Trust Account.

Section 5.5 Vistas SEC Documents; Controls.

(a) Vistas has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act (such forms, reports, schedules and statements, the “Vistas SEC Documents”). As of their respective dates, each of the Vistas SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Vistas SEC Documents, and none of the Vistas SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Vistas, as of the date hereof, (i) none of the Vistas SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Vistas SEC Document. As of the date hereof, no notice of any SEC review or investigation of Vistas or the Vistas SEC Documents has been received by Vistas.

(b) The financial statements of Vistas included in the Vistas SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Vistas and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Vistas and its consolidated Subsidiaries, for the periods presented therein.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Vistas’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Vistas has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Securities Exchange Act) as required by Rule 13a-15 under the Securities Exchange Act and the listing standards of Nasdaq. Vistas’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Vistas in the reports that it files under the Securities Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Vistas’ management as appropriate to allow timely decisions.

(d) There are no outstanding loans or other extensions of credit made by Vistas to any executive officer (as defined in Rule 3b-7 under the Securities Exchange Act) or director of Vistas. Vistas has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(e) Neither Vistas (including any employee thereof) nor Vistas’ independent auditors have identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Vistas; (ii) any fraud, whether or not material, that involves Vistas’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Vistas; or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Vistas, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Vistas SEC Reports. To the knowledge of Vistas, none of the Vistas SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) As of the date hereof, to the knowledge of Vistas, each director and executive officer of Vistas has filed with the SEC on a timely basis all statements required with respect to Vistas by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(h) Vistas has no off-balance sheet arrangements that are not disclosed in the Vistas SEC Reports. No financial statements other than those of Vistas are required to be included in the consolidated financial statements of Vistas.

(i) As used in this Section 5.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

Section 5.6 Information Supplied. The information supplied or to be supplied by Vistas for inclusion or incorporation by reference in the Registration Statement or any other Vistas SEC Document after the date hereof shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Registration Statement is declared effective by the SEC, (iii) the time the proxy statement contained in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Vistas Shareholders, (iv) the time of the Vistas Shareholder Meeting or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). Notwithstanding the foregoing, the Company makes no representations, warranties or covenants as to the information supplied (x) by or on behalf of, any of the Anghami Companies, Pubco, Vistas Merger Sub or Anghami Merger Sub or any of their respective Affiliates or (y) in any disclosures under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature.

Section 5.7 Litigation. There is no Proceeding pending before any Governmental Entity, against or affecting Vistas or any of its properties or rights with respect to the transactions contemplated hereby which individually or in the aggregate, reasonably would be expected to have a material adverse effect on the ability of Vistas to enter into and perform its obligations under this Agreement.

Section 5.8 Contracts; No Defaults.

(a) Except as set forth on Schedule 5.8(a), the Vistas SEC Documents include all Contracts to which, as of the date of this Agreement, Vistas is a party or by which any of its assets are bound that (i) are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) create or impose a Liability greater than $25,000 (other than contracts for Vistas Transaction Expenses set forth on Schedule 2.4(a)(iii)); (iii) may not be cancelled by Vistas on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee; or (iv) prohibit, prevent, restrict or impair in any material respect any business practice of Vistas as its business is currently conducted, any acquisition of material property by Vistas, or restricts in any material respect the ability of Vistas to engage in business as currently conducted by it or compete with any other Person (excluding, in each case, of clauses (i) through (iv) confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) (each, an “Vistas Material Contract”). All Vistas Material Contracts have been delivered to or made available to the Company or its Representatives other than those that are exhibits to the Vistas SEC Documents.

(b) Each Vistas Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to the Vistas Material Contracts (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Vistas and, to the Knowledge of Vistas, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of Vistas, are enforceable by Vistas to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither Vistas nor, to the Knowledge of Vistas, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii)  Vistas has not received any written or, to the Knowledge of Vistas, oral claim or notice of material breach of or material default under any such Contract, (iv) to the Knowledge of Vistas, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Vistas or, to the Knowledge of Vistas, any other party thereto (in each case, with or without notice or lapse of time or both) and (v)  Vistas has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.9 Title to Property. Except as set forth on Schedule 5.9, Vistas (a) does not own or leases any real or personal property and (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.10 Investment Company Act. Vistas is not an “investment company” within the meaning of the Investment Company Act.

Section 5.11 Affiliate Agreements. Except as set forth on Schedule 5.11, Vistas is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former officer, employee or director of any of Vistas, (ii) beneficial owner (within the meaning of Section 13(d) of the Securities Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company, Vistas or any of their respective Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act) of any of the foregoing.

Section 5.12 Solvency. Assuming the accuracy of the representations and warranties of the Company in Article III and Pubco, Vistas Merger Sub and Anghami Merger Sub in Article IV, after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Vistas will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 5.13 Compliance.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Vistas to enter into, perform its obligations under this Agreement and consummate the Transactions, or result in material Liabilities of any kind, Vistas is, and has at all times been, in compliance in all material respects with all applicable Laws. Vistas has not received any written notice from any Governmental Entity of a violation of any applicable Law by Vistas.

(b) (i) there has been no action taken by Vistas or, to the Knowledge of Vistas, any officer, director, manager, employee, agent or Representative of Vistas, in each case, acting on behalf of Vistas, in violation of any applicable ABC Law or AML Law, (ii) Vistas has not been convicted of violating any ABC Laws or AML Laws or subjected to any investigation by a Governmental Entity for violation of any applicable ABC Laws or AML Laws, (iii) Vistas has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any ABC Law or AML Law and (iv) Vistas has not received any written notice or citation from a Governmental Entity for any actual or potential noncompliance with any applicable ABC Law or AML Law.

Section 5.14 Employee Benefit Plans. Vistas does not maintain, contribute to or have any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than one (1) month or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Vistas has no remaining obligations or liabilities (collectively, the “Vistas Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Vistas, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Vistas to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.15 Nasdaq Listing. The issued and outstanding Vistas Public Units, shares of Vistas Class A Common Stock and Vistas Public Warrants (the foregoing, collectively, the “Vistas Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and as of the date of this Agreement are listed for trading on Nasdaq under the symbols “VMACU”, “VMAC” and “VMACW”, respectively. Vistas is in compliance in all material respects with the corporate governance rules of Nasdaq. As of the date of this Agreement, there is no Proceeding or investigation pending or, to the Knowledge of Vistas, threatened against Vistas by Nasdaq, the Financial Industry Regulatory Authority, Inc. or the SEC with respect to any intention by such entity to deregister any Vistas Public Securities or prohibit or terminate the listing of any Vistas Public Securities on Nasdaq. Vistas has taken no action that is designed to terminate the registration of Vistas Public Securities under the Securities Exchange Act. As of the date of this Agreement, Vistas has not received any written or, to Vistas’ Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Vistas Public Securities.

Section 5.16 Tax Matters.

(a) All Tax Returns required by Law to be filed by Vistas have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes due and owing by Vistas have been timely paid.

(c) Vistas has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Taxing Authority in accordance with applicable Law.

(d) There are no written Tax deficiencies outstanding, proposed or assessed against Vistas, nor has Vistas executed any Contracts or other agreements waiving or extending the statute of limitations on or extending the period for the assessment or collection of any Tax, in each case, which have not since expired.

(e) No Proceeding related any Taxes or Tax Return of Vistas by any Taxing Authority is presently in progress, nor has Vistas been notified in writing of any pending or threatened Tax Proceeding.

(f) Vistas has obtained all clearances or consents that it was required to obtain from any relevant Taxing Authority.

(g) There are no Liens with respect to any Taxes upon any Vistas’ assets, other than Permitted Liens.

Section 5.17 Noncontravention. The consummation of the transactions contemplated hereby by Vistas do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Vistas Securities under, or (vi) require any approval from, or filing with, any Governmental Entity under or pursuant to, the Vistas Governing Documents or any Law, or Order to which Vistas is bound or subject, except for any deviations from any of the foregoing clauses (i) through (vi) that individual and in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect on Vistas.

Section 5.18 Business Activities.

(a) Since its organization, Vistas has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Vistas Governing Documents, there is no agreement, commitment, or Order binding upon Vistas or to which Vistas is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Vistas or any acquisition of property by Vistas or the conduct of business by Vistas as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Vistas to enter into and perform its obligations under this Agreement.

(b) Except for this Agreement and the transactions contemplated hereby, Vistas has no interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) There is no Liability, debt or obligation against Vistas that would be required to be set forth or reserved for on a consolidated balance sheet of Vistas (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on Vistas’ condensed balance sheet for the three-month period ended September 30, 2020 as reported on Form 10-Q or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Vistas), (ii) less than Twenty Five Thousand U.S. Dollars ($25,000) in the aggregate with respect to any individual or series of related Liabilities, debts or obligations that have arisen since the date of Vistas’ consolidated balance sheet for the three-month period ended September 30, 2020 as reported on Form 10-Q in the Ordinary Course of Business of Vistas, (iii) disclosed in the Vistas Disclosure Schedules or (iv) for professional fees, including with respect to legal, financial and accounting advisors incurred by Vistas in connection with the transactions contemplated by this Agreement.

Section 5.19 Financing; Subscription Agreements. Vistas has received and executed a letter agreement with Shuaa Capital psc (“Shuaa”), dated January 20, 2021 (the “Shuaa Engagement Letter”) pursuant to which Shuaa has committed to use its best endeavors to raise at least $50,000,000 in Equity Financing from Equity Investors or exercise its utmost best endeavors to procure that its director or indirect parent or subsidiaries will commit to fully fund any portion of the $50,000,000 that it does not raise. The Shuaa Engagement Letter is (as to Vistas and to the Knowledge of Vistas, Shuaa) valid, binding and in full force and effect (except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles), and, to the Knowledge of Vistas, no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a material default or material breach or a failure to satisfy a condition precedent on the part of Vistas under the terms and conditions of the Shuaa Engagement Letter, other than any such default, breach or failure that has been cured in a timely manner by Vistas. Vistas has delivered to the Company true, correct and complete copies of each of the Subscription Agreements that have been executed as of the date hereof pursuant to which the Equity Investors party thereto have committed, subject to the terms and conditions therein, to purchase shares of Vistas Class A Common Stock for an aggregate amount equal to $40,000,000 (such amount together with amounts committed pursuant to Subscription Agreements executed after the date hereof, the “PIPE Investment Amount”). Each of the Subscription Agreements executed as of the date hereof are in full force and effect and are legal, valid and binding upon Vistas and the Equity Investors party thereto, enforceable in accordance with their terms. None of the Subscription Agreements executed as of the date hereof have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Vistas, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements executed as of the date hereof have not been withdrawn, terminated or rescinded by the Equity Investors party thereto in any respect. As of the date hereof, there are no side letters or Contracts to which Vistas, Pubco, Vistas Merger Sub or Anghami Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements executed as of the date hereof or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements executed as of the date hereof or any other agreement entered into (or to be entered into) in connection with the Transactions and delivered to the Company by Vistas. Vistas has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements executed as of the date hereof that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements executed as of the date hereof. Vistas has, and to the Knowledge of Vistas, the Equity Investors that have executed Subscription Agreements as of the date hereof have, complied with all of its obligations under the Subscription Agreements executed as of the date hereof. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements executed as of the date hereof, other than as expressly set forth in the Subscription Agreements executed as of the date hereof. To the Knowledge of Vistas, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Vistas or the Equity Investors party to Subscription Agreements executed as of the date hereof, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Vistas or the Equity Investor party to a Subscription Agreement executed as of the date or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied result in any portion of the amounts to be paid by the Equity Investors in accordance with the Subscription Agreements executed as of the date hereof being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Vistas has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements executed as of the date hereof will not be satisfied, and, as of the date hereof, Vistas is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 5.20 Indebtedness. As of the date of this Agreement, Vistas does not have any Indebtedness. As of the Closing Date, other than advances from the Sponsors for expenses of Vistas incurred in the ordinary course of business, Vistas has no Indebtedness.

Section 5.21 No Other Representations or Warranties. The representations and warranties made by Vistas in this Article V are the exclusive representations and warranties made by Vistas. Except for the representations and warranties contained in this Article V, neither Vistas nor any other Person on behalf of Vistas has made or makes any other express or implied representation or warranty, either written or oral, as to the accuracy or completeness of any information regarding Vistas to the other Parties or their respective Affiliates and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither Vistas nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Vistas or (b) any oral or, except for the representations and warranties made by Vistas in this Article V, written information made available to the other Parties hereto in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, this Section 5.21 shall not affect any representations or warranties made by Vistas in any other Transaction Agreement, which shall be governed by such Transaction Agreement.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Registration Statement; Registration Statement/ Prospectus.

(a) As promptly as practicable after the date of this Agreement, Vistas, Pubco and the Company shall jointly prepare, and each of Vistas, Pubco and the Company shall promptly furnish all information concerning itself and its Affiliates and their respective shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement or as may otherwise be reasonably requested by the other Parties, and shall otherwise reasonably assist and cooperate with the other Parties in connection with the preparation, filing and distribution of, a registration statement on Form F-4 (together with any amendments or supplements thereto, and the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Vistas Shareholders relating to the Vistas Shareholder Meeting (such registration statement and the proxy statement/prospectus, together with any amendments or supplements thereto, the “Registration Statement”). As promptly as practicable after the date of this Agreement, (i) Vistas shall file with the SEC the Registration Statement, and (ii) Pubco shall file with the SEC the Registration Statement in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Vistas Securities prior to the Vistas Merger Effective Time. Each of Vistas, Pubco and the Company shall reasonably cooperate and use their respective reasonable best efforts to (i) cause the Registration Statement, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (or the Registration Statement), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Transactions. Vistas shall set a record date (the “Vistas Record Date”) for determining the Vistas Shareholders entitled to attend the Vistas Shareholder Meeting. Vistas shall cause the proxy statement contained in the Registration Statement to be mailed to each Vistas Shareholder as of the Vistas Record Date as promptly as practicable, and in any event within three (3) Business Days, after the Registration Statement is declared effective under the Securities Act. Each of Vistas, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Vistas and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and respond in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(b) No filing of, or amendment or supplement to, the Registration Statement, or response to SEC comments with respect thereto, will be made by Vistas or Pubco without the prior written consent of the Company and Vistas (which shall not be unreasonably withheld, conditioned or delayed).

(c) Vistas and Pubco will promptly notify the Company and Vistas upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Statement, and shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement received from the SEC and advise the other Parties with respect to any oral comments with respect to the Registration Statement received from the SEC. Pubco shall advise the other Parties, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the Pubco Shares issuable in connection with the Transactions, and Vistas, Pubco and the Company shall use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) Vistas, Pubco and the Company shall use their respective reasonable best efforts to take any other action required to be taken under the Securities Act, the Securities Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Transactions. Each of Vistas, Pubco and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Registration Statement will, at the date it is first mailed to Vistas Shareholders and at the time of the Vistas Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to Vistas, Pubco, Vistas Merger Sub, Anghami Merger Sub, the Company, or any of their respective Affiliates, shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business or operations, is discovered by Vistas, Pubco or the Company which should be set forth in an amendment or supplement to the Registration Statement or Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and each of Vistas, Pubco and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to Vistas Shareholders.

Section 6.2 Vistas Shareholder Approvals. Vistas shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, give notice of and convene and hold the Vistas Shareholder Meeting in accordance with the Vistas Governing Documents, for the purposes of obtaining the Required Vistas Shareholder Vote, and, if applicable, any approvals related thereto and providing Vistas Shareholders with the opportunity to elect to effect a Vistas Shares Redemption. Vistas shall, through its board of directors, recommend to Vistas Shareholders each of the Vistas Shareholder Approval Matters, and the adjournment of the Vistas Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the Vistas Shareholder Approval Matters. Vistas shall promptly notify the Company in writing of any determination to make any withdrawal of such recommendation or amendment, qualification or modification of such recommendation in a manner adverse to the Company (an “Adverse Recommendation”); provided however, that Vistas shall not make any Adverse Recommendation unless the Vistas board of directors determines in good faith, based on the advice of its outside legal counsel, that the failure to make such Adverse Recommendation would reasonably be expected to result in a breach of its fiduciary duties under applicable Law. Vistas may only postpone or adjourn the Vistas Shareholder Meeting (w) to seek withdrawals of redemption requests from Vistas’ stockholders, (x) to solicit additional proxies for the purpose of obtaining the Required Vistas Shareholder Vote, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Vistas has reasonably determined after consultation with the Company and outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Vistas Shareholders prior to the Vistas Shareholder Meeting.

Section 6.3 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article IX and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Vistas shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated by this Agreement or the other Transaction Documents or as set forth on Schedule 6.3(a), the Company will, and will cause each other Anghami Company, Pubco, Vistas Merger Sub and Anghami Merger Sub and their respective Affiliates to, (A) conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (B) comply in all material respects with all Laws applicable to the Anghami Companies, Pubco, Vistas Merger Sub and Anghami Merger Sub and their respective businesses, assets and employees, and (C) take commercially reasonable measures to preserve intact, in all material respects, their respective business organizations,; in each case other than as set forth in clauses (i) – (xxiii) below. Without limiting the generality of the foregoing, and except as contemplated by the terms of this Agreement or the other Transaction Agreements or as set forth on Schedule 6.3(a), during the Pre-Closing Period, without the prior written consent of Vistas (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub shall, and each shall cause its Subsidiaries to not, except as otherwise contemplated by this Agreement:

(i) amend, waive or otherwise change, in any respect, its Governing Documents, except as required by applicable Law;

(ii) other than grants of stock options or other equity awards to employees in the Ordinary Course of Business, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Employee Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Employee Benefit Plans or in the Ordinary Course of Business;

(vi) change or rescind any material election relating to Taxes, settle, in a manner that requires a material amount of Taxes to be owed by an Anghami Company, any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any material amended Tax Return or material claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Anghami Company (excluding non-exclusive licenses to Anghami Company customers in the Ordinary Course of Business), or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(viii) amend, terminate, or waive or assign any material right under, any Material Contract or enter into any Contract that would be a Material Contract, in any case outside of the Ordinary Course of Business;

(ix) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Proceedings, Liabilities or obligations, unless such amount has been reserved in the Financial Statements or the consolidated financial statements of Pubco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xvi) make capital expenditures in excess of the budget provided to Vistas to the extent such excess exceeds $500,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Entity required to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Party (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

(b) Affirmative and Negative Covenants of Vistas. During the Pre-Closing Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated by this Agreement or the other Transaction Documents or set forth on Schedule 6.3(b), Vistas shall operate its business in the Ordinary Course of Business and shall comply with, and continue performing under, the Vistas Governing Documents, the Trust Agreement and all other agreements or Contracts to which Vistas is a party and shall comply in all material respects with all Laws applicable to Vistas and its businesses, assets and employees. Without limiting the generality of the foregoing, and except as contemplated by the terms of this Agreement or the other Transaction Agreements or as set forth on Schedule 6.3(b), during the Pre-Closing Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Vistas shall not, and each shall cause its Subsidiaries to not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative (whether by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination) to the Transactions contemplated by this Agreement;

(ii) change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account) or the Vistas Governing Documents;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Vistas; (B) split, combine or reclassify any capital stock of, or other equity interests in, Vistas; or (C) other than in connection with the Required Vistas Shareholder Vote or as otherwise required by the Vistas Governing Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, Vistas;

(iv) make, rescind or change any material Tax election, adopt or change any material Tax accounting method, amend any Tax Return, enter into any agreement with a Governmental Entity with respect to Taxes, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes or the collection of any Tax, or enter into any Tax Sharing Agreement or similar Contract,;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Vistas (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Liabilities, debts or obligations, other than any Vistas Transaction Expenses specifically listed in Schedule 2.4(a)(iii) and such other material Liabilities, debts or obligations as are expressly contemplated by this Agreement;

(ix) amend, alter or change in any way the Sponsor Agreement, the Insider Letter Agreement or Sponsor Registration Rights Agreement; or

(x) (A) other than in connection with respect to the issuance of Vistas Securities in connection with the consummation of any Equity Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other Equity Interests in, Vistas or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or Equity Interests, (B) enter into any guaranty on price or investment return with respect to the acquisition or sale of shares of Vistas Common Stock by a third party for which Vistas or Pubco would have any Liability after the Closing or (C) amend, modify or waive any of the terms or rights set forth in, any Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(c) Reasonable Best Efforts.

(i) Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the receipt of all applicable required Consents of Governmental Entities.

(ii) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Entities requests for required approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Entities approve, if required, the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Entities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Entity notice. If any Governmental Entity requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private Person challenging any of the transactions contemplated by this Agreement or any other Transaction Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Proceedings so as to timely permit consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including in order to resolve such objections or Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private Person challenging the transactions contemplated by this Agreement, or any other Transaction Agreements, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or any other Transaction Agreements.

(iii) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Entities as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Pre-Closing Period, the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Securities Exchange Act Rule 3b-4 and to maintain such status through the Closing.

(d) Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Vistas shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Vistas Governing Documents, at the Closing, Vistas (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to (A) cause the Trustee to pay as and when due all amounts payable to Public Stockholders who shall have previously validly elected to redeem their Shares of Vistas Class A Common Stock pursuant to Vistas’ Governing Documents and the IPO Prospectus, and (B) immediately thereafter, subject to this Agreement and the Trust Agreement, disburse all remaining amounts then available in the Trust Account (in addition to the proceeds of any Equity Financing) for the following (in the following order of priority): (A) the payment of (x) the Vistas Transaction Expenses incurred by or on behalf of Vistas (including in each case any Indebtedness owed to the Sponsors), and (y) the Company Transaction Expenses; (B) to the Company Shareholders, an amount equal to the Cash Consideration; and (C) to the Company, for immediate use for working capital and general corporate purposes, the balance of the assets in the Trust Account and any Equity Financing proceeds, if any, after payment of the amounts required under the foregoing.

(e) Vistas Redemptions. During the Pre-Closing Period and subject to the ability of Vistas to make an Adverse Recommendation in compliance with Section 6.2, Vistas shall not take any action with the specific intent to encourage any Vistas Shareholder to participate in the Vistas Shareholder Redemption and redeem their Vistas Shares.

(f) Vistas Nasdaq Listing.

(i) During the Pre-Closing Period, Vistas shall use its reasonable best efforts to ensure Vistas remains listed as a public company on, and for shares of Vistas Class A Common Stock to be listed on, Nasdaq.

(ii) The Parties shall use their reasonable best efforts to (a) cause any Pubco Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq at and following the Closing and (b) make all necessary and appropriate filings with Nasdaq and undertake all other steps reasonably required prior to the Closing to effect such listing. Vistas shall provide the Company with prompt written notice to the extent Vistas becomes aware, on or prior to the Vistas Merger Effective Time, of any fact, circumstance or event that would reasonably be expected to lead to a deficiency notice from Nasdaq relating to the continued listing requirements of the Vistas Shares at any time during the Pre-Closing Period. The Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Shares and the Pubco Warrants issued in respect of the Vistas Public Warrants.

(iii) Notwithstanding the foregoing, if reasonably acceptable to Vistas and the Company, the Parties may instead use their reasonable best efforts to have such listings instead be on the New York Stock Exchange or such other national securities exchange as reasonably acceptable to Vistas and the Company.

(g) Exclusivity.

(i) During the Pre-Closing Period, Vistas shall not, and shall not permit its Representatives on its behalf to, directly or indirectly (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Vistas Acquisition (an “Vistas Acquisition Proposal”), (B) furnish any non-public information regarding Vistas or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to a Vistas Acquisition Proposal, (C) engage, participate or enter into discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, a Vistas Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Vistas Acquisition Proposal, or (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement regarding the terms of, or otherwise consummate, an alternative (whether by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination) to the Transactions contemplated by this Agreement with any Person other than the Company or its Affiliates (an “Alternative Vistas Acquisition”). Vistas shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Vistas Acquisition. During the Pre-Closing Period, Vistas will promptly notify the Company if it or any of its Representatives receives any bona fide inquiry, proposal, offer or submission or request for discussions or negotiations that would reasonably be expected to result in a Vistas Acquisition Proposal, along with the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information.

(ii) During the Pre-Closing Period and except as otherwise expressly permitted by Section 6.3(a), none of the Anghami Companies, Pubco, Vistas Merger Sub, nor Anghami Merger Sub shall, or shall permit an of their respective Representatives on their behalf to, directly or indirectly (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Company Acquisition (a “Company Acquisition Proposal”), (B) furnish any non-public information regarding any Anghami Company or their respective Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to a Company Acquisition Proposal, (C) engage, participate or enter into discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, a Company Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Acquisition Proposal, or (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement regarding the terms of, or otherwise consummate, any sale of all or any material part of the Equity Interests or assets of any Anghami Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Company Shares, merger, reorganization, recapitalization, joint venture, sale of assets or otherwise, with any Person other than Vistas (“Alternative Company Acquisition”). Each Anghami Company, Pubco, Vistas Merger Sub and Anghami Merger Sub shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing solicitations, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Company Acquisition. During the Pre-Closing Period, the Company will promptly notify Vistas if any Anghami Company, Pubco, Vistas Merger Sub, Anghami Merger Sub or any of their respective Representatives receives any bona fide inquiry, proposal, offer or submission or request for discussions or negotiations that would reasonably be expected to result in a Company Acquisition Proposal to the extent the Company is not otherwise expressly permitted pursuant to Section 6.3(a) to consummate the transactions contemplated by such proposal, along with the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information.

(h) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, the Company shall afford Vistas and its Representatives reasonable access, during normal business hours, to the properties, books and records, Contracts and personnel of the Anghami Companies, Pubco, Vistas Merger Sub and Anghami Merger Sub, and furnish to Vistas and its Representatives such additional financial and operating data and other information regarding the business of the Anghami Companies, Pubco, Vistas Merger Sub and Anghami Merger Sub as Vistas or its Representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement and preparing to operate the business of the Anghami Companies following the Closing, and cause each of the Representatives of the Anghami Companies, Pubco, Vistas Merger Sub and Anghami Merger Sub to reasonably cooperate with Vistas and its Representatives in their investigation.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall the Company or its Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract, or (2) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any Anghami Company or any of their respective Affiliates relating to such information; provided, that to the extent such access or information is denied pursuant to the foregoing clauses (1), or (2), the Parties shall work together in good faith (at no cost to the Anghami Companies) to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the investigation contemplated by Section 6.3(h)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Anghami Companies or any of their respective Affiliates; and

(C) if so requested by the Company, Vistas shall enter into a customary joint defense agreement or common interest agreement with the Company or any of their respective Affiliates with respect to any information provided to Vistas, or to which Vistas gains access, pursuant to this Section 6.3(h) or otherwise.

(i) Vistas Public Filings. From the date hereof through the Closing, Vistas will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

(j) Communications. Promptly following the date of this Agreement, the Company and Vistas shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for Vistas and its Affiliates and their respective Representatives to communicate with the employees, customers and suppliers of the Anghami Companies during the Pre-Closing Period (the “Communication Policy”). Except with the express prior written authorization of the Company, during the Pre-Closing Period, all communications of Vistas and its Affiliates and their respective Representatives with the employees, customers and suppliers of the Anghami Companies shall be consistent and in accordance with such Communication Policy.

(k) Notification of Certain Matters. During the Pre-Closing Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Proceeding against such Party or any of its Affiliates, or any of their respective material properties or material assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.4 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Vistas and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any applicable Law or legal process (including pursuant to the rules of any national securities exchange), in which case Vistas or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Vistas or the Company, as applicable, in good faith); provided further that each Party and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective investors without the consent of Vistas or the Company, subject to the Confidentiality Agreement.

(b) As promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Vistas shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), the form and substance of which shall be reasonably approved in advance in writing by the Company, and Vistas and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least three (3) days prior to Closing, Vistas, Pubco and the Company shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, Vistas, Pubco and the Company shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Pubco and Vistas shall distribute the Closing Press Release, and as soon as practicable (but in any event, within four (4) Business Days) thereafter, file the Closing Form 8-K with the SEC.

(d) The Company shall provide to Pubco as promptly as practicable after the date of this Agreement all other audited and unaudited financial statements of the Anghami Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and/or the Closing Form 8-K.

Section 6.5 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that upon and subject to the occurrence of the Closing, the Company Transaction Expenses and the Vistas Transaction Expenses (including in each case any Indebtedness owed to the Sponsors) shall be paid or reimbursed in accordance with the requirements of Section 6.3(d).

Section 6.6 Sponsor Letter Agreement. Subject to the Closing, Vistas shall enforce the terms of the Sponsor Letter Agreement.

Section 6.7 No Trading. The Company, Pubco, Vistas Merger Sub and Anghami Merger Sub each acknowledge and agree that it is aware, and that their respective Affiliates may be aware (and each of their respective Representatives may be aware or, upon receipt of any material nonpublic information of Vistas, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Vistas Merger Sub and Anghami Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Vistas, communicate such information to any third party, take any other action with respect to Vistas in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.8 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and reasonably cooperate with each other and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 6.9 Directors and Officers.

(a) Without limiting any additional rights that any Person may have under any other agreement, after the Closing Date, Pubco shall indemnify and hold harmless each present (as of immediately prior to the Vistas Merger Effective Time) and former officer or director of Vistas or Anghami Company (as applicable, the “D&O Entity”) who is entitled to indemnification under the applicable Governing Documents of such D&O Entity effective as of immediately prior to the Vistas Merger Effective Time (each, an “D&O Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer or director of such D&O Entity prior to the Closing Date or (ii) matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby) solely to the extent they relate to the operation of the business of such D&O Entity (each, a “D&O Claim”), and to the extent such D&O Claim arises out of the fact that the D&O Indemnified Person is or was an officer or director of a D&O Entity prior to the Closing Date, whether such D&O Claim asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under applicable Law. In the event of any such D&O Claim, after the Closing Date, each D&O Indemnified Person will be entitled to advancement of expenses as provided for in applicable Governing Documents as of the immediately prior to the Vistas Merger Effective Time; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or by the Governing Documents of the applicable D&O Entity.

(b) For a period of six (6) years after the Closing Date, Pubco shall not and shall not permit any D&O Entity to amend, repeal or otherwise modify (in a manner adverse to the beneficiary thereof) any provision in its Governing Documents relating to the exculpation or indemnification (including fee advancement) of any officers and/or directors in respect of claims arising from matters existing or occurring at or prior to the Closing Date (unless required by Law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification (including fee advancement) existing as of immediately prior to the Vistas Merger Effective Time to the full extent of the Law. Pubco shall cause the D&O Entities to honor and perform under all D&O Indemnification Obligations owed to any of the D&O Indemnified Persons as provided in the Governing Documents of the applicable D&O Entity in effect as of immediately prior to the Vistas Merger Effective Time for a period of six (6) years after the Closing Date.

(c) Upon the Closing, Pubco shall purchase all necessary insurance policies to operate the business of Vistas and the Anghami Companies including one or more prepaid insurance policies (i.e., “tail coverage”) (collectively, the “Tail Policy”), which Tail Policy provides liability insurance coverage for the D&O Indemnified Persons who are covered by the directors’ and officers’ liability insurance policy maintained by the applicable D&O Entities as of immediately prior to the Vistas Merger Effective Time on no less favorable terms (including in amount and scope) as such policy for the benefit of such individuals for a period of at least six (6) years after the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing solely to the extent they relate to the business of the D&O Entities, including with respect to the transactions contemplated by this Agreement.

(d) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any D&O Indemnified Person may at any time be entitled to from any Other Indemnitors.  No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. Pubco hereby acknowledges that the D&O Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses or insurance provided by Persons other than the D&O Entities (collectively, “Other Indemnitors”). Pubco hereby agrees that, with respect to any advancement or indemnification obligation owed with respect to a D&O Claim at any time to an D&O Indemnified Person by the D&O Entities or any Other Indemnitors, whether pursuant to any Governing Documents, indemnification agreement or other document or agreement or pursuant to this Section 6.9 (any of the foregoing, a “D&O Indemnification Obligation”), Pubco shall be, (i) at all times the indemnitor of first resort (i.e., Pubco’s obligations with respect to any D&O Claim to an D&O Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an D&O Indemnified Person shall be secondary) and (ii) at all times required to advance and liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Section 6.9, without regard to any rights that an D&O Indemnified Person may have against the Other Indemnitors; provided that the first recourse of each D&O Indemnified Person shall be against the Tail Policy to the extent recovery under the Tail Policy is available until it is exhausted before recovery against Pubco shall take place. Furthermore, Pubco irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitors before Pubco must perform its expense advancement, reimbursement and indemnification obligations pursuant to this Section 6.9.

(e) If Pubco, its Subsidiaries or any of their successors or assigns (i) is to consolidate with or merge into any other Person and will not be the continuing or surviving company or entity of such consolidation or merger or (ii) is to transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and their respective heirs and legal representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance or other similar insurance claims under any policy that is or has been in existence as of immediately prior to the Vistas Merger Effective Time with respect to any D&O Entity or any of its directors or officers.

(f) The obligations of Pubco, Vistas and the Anghami Companies under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person hereunder unless (A) such termination or modification is required by applicable Law or (B) the Person so adversely affected consents in writing to such termination or modification. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Closing Date) is made against any D&O Indemnified Person, on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.9 shall continue in effect until the final disposition of such D&O Claim.

Section 6.10 Section 16 of the Securities Exchange Act. Prior to the Closing, the board of directors of Pubco, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Securities Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Shares pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Securities Exchange Act) of Pubco following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Securities Exchange Act pursuant to Rule 16b-3 thereunder.

Section 6.11 Equity Financing.

(a) During the Pre-Closing Period, Vistas may enter into and consummate Subscription Agreements with Equity Investors and Pubco in form and substance and on terms and conditions reasonable acceptable to the Company and Vistas, acting reasonably (the equity issuance by Vistas contemplated by such Subscription Agreements, an “Equity Financing”).

(b) Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, Vistas shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Equity Financing on the terms and conditions described in the Subscription Agreements, including using reasonable best efforts to (i) satisfy (or, if deemed advisable by Vistas, obtain the waiver of) on a timely basis all conditions in the Subscription Agreements that are within its control (including payment of all fees and expenses) and comply with its obligations thereunder, (ii) maintain in effect any such Subscription Agreements in accordance with their terms and (iii) enforce all of its rights under any Subscription Agreements. Vistas shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the Equity Financing contemplated by any such Subscription Agreements.

(c) In the event that any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, (i) Vistas may, as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing reasonably acceptable to the Company (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Equity Financing and available cash of Vistas, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not materially less favorable in the aggregate to Vistas, Pubco and the Company than those contained in the Subscription Agreements that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are materially more onerous to Vistas and Pubco (in each case, in the aggregate) than the conditions set forth in the Subscription Agreement that the Alternative Financing would replace, and (ii) Vistas or Pubco will promptly notify the Company of such unavailability and the reason therefor.

(d) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 6.11 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Vistas be deemed to construe or require, Vistas or any of their respective Affiliates to (i) bring any enforcement action against Shuaa, any Equity Investor to enforce its rights under the Shuaa Engagement Letter or the applicable Subscription Agreement, (ii) seek or accept Equity Financing on terms adverse to or less favorable than those set forth in the Subscription Agreements, or (iii) agree to waive any term or condition of this Agreement or amend or waive any term of the Shuaa Engagement Letter or the Subscription Agreements.

(e) During the Pre-Closing Period, the Company shall cause the appropriate officers, employees and other Representatives of the Anghami Companies to use reasonable best efforts to cooperate in connection with the arrangement of the Equity Financing as may be reasonably requested by Vistas, including by (i) participating in a reasonable number of virtual meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the Equity Financing, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Equity Financing, (iii) providing financial statements and such other financial information regarding the Anghami Companies that is reasonably available or within its possession and as is reasonably requested in connection with the Equity Financing, (iv) reasonably assisting Vistas to satisfy the conditions set forth in any document executed in connection with the Equity Financing and (v) otherwise reasonably cooperating in Vistas’ efforts to consummate the Equity Financing. The Company shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Equity Financing, and Vistas shall give due consideration to all reasonably comments provided thereto. Unless otherwise agreed to by Anghami in writing, the material terms of any Equity Financing entered into during the Pre-Closing Period shall be consistent with the terms set forth in the Subscription Agreements.

Section 6.12 Employment Agreements. The Company and Vistas shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and Vistas to be effective on the Closing Date.

Section 6.13 COMPANY Shareholder CONSENT; Company convertible Noteholder Consent. The Company shall promptly after the execution of this Agreement, and in any event no later than ten Business Days following the execution of this Agreement, deliver the Required Company Shareholder Approval by way of a unanimous written consent (“Written Consent”) executed by all Company Shareholders and acknowledgements (the “Acknowledgements”), in a form reasonably acceptable to Vistas, from the holders of Company Convertible Securities that the Company Convertible Securities held by each such holder will, at the Anghami Effective Time, convert into Per Share Consideration set forth opposite such holder’s name on the Company Shareholder Schedule.

Section 6.14 COMPANY SHAREHOLDER SCHEDULE. Notwithstanding anything in this Agreement to the contrary, the Company Shareholders may unanimously (and only unanimously) agree to alter the allocation of Cash Consideration and Stock Consideration amongst themselves within thirty days of the date of this Agreement and adjust the Company Shareholder Schedule to reflect that agreed allocation. Notwithstanding the foregoing, the sum of the cash amounts payable to all Company Shareholders and the total number of all Pubco Shares issuable to all Company Shareholders, in each case as set forth on the Company Shareholder Schedule as so adjusted shall not exceed the Cash Consideration and Stock Consideration, respectively. In addition, notwithstanding anything in this Agreement to the contrary, prior to Closing, any Company Shareholder that is an entity may transfer any Company Shares it owns to its equity owners or Affiliates so long as they sign and deliver to the Company a joinder to this Agreement and any other Transaction Agreements to which such Company Shareholder is a party.

Section 6.15 Sponsor Letter Agreement. Vistas shall promptly after the execution of this Agreement, and in any event no later than three Business Days following the execution of this Agreement, deliver the Sponsor Letter Agreement executed by the Sponsors and Vistas.

Article VII
NO SURVIVAL

Section 7.1 NO Survival. The representations and warranties of Anghami, Vistas, Pubco, Vistas Merger Sub and Anghami Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of any of them pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Pubco, the Company, Vistas Merger Sub, Anghami Merger Sub, Vistas and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Pubco, Vistas Merger Sub, Anghami Merger Sub, Vistas or their respective Representatives with respect thereto. The covenants and agreements made by the Company, Pubco, Vistas Merger Sub, Anghami Merger Sub and/or Vistas in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VIII
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 8.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (where permissible), at or prior to the Closing Date, of each of the following conditions:

(a) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(b) Government Consents and Approvals. All material Consents required to be obtained from or made with any Governmental Entity in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c) Required Vistas Shareholder Vote. The Required Vistas Shareholder Vote shall have been obtained.

(d) SEC Filings. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no Proceedings for that purpose shall be pending before or threatened by the SEC.

(e) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 2.1(d).

(f) Amended and Restated Pubco Governing Documents. Pubco shall have amended and restated its Governing Documents in the form of the Amended and Restated Pubco Governing Documents.

(g) Foreign Private Issuer Status. Each of the Company and Vistas shall have received reasonably satisfactory evidence that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Securities Exchange Act as of the Closing.

(h) Exchange Listing. The Pubco Shares (including the Pubco Shares to be issued in connection with the Transactions) shall have been approved for listing on Nasdaq following Closing, subject only to official notice of issuance.

Section 8.2 Conditions to Obligations of Vistas. In addition to the conditions specified in Section 8.1, the obligations of Vistas to consummate the transactions to be performed by Vistas in connection with the Closing is subject to the satisfaction or written waiver (by Vistas), at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations) and the representations and warranties of Pubco set forth in Article IV of this Agreement (other than the Pubco Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.5 and in respect of the defined term “Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect on, or with respect to the Anghami Companies (taken as a whole) or Pubco; and

(ii) the Company Fundamental Representations and the Pubco Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date) other than immaterial inaccuracies.

(b) Performance and Obligations of Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company. Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Deliveries and Closing Actions. At or prior to the Closing:

(i) the Company shall deliver to Vistas a duly executed certificate from an authorized executive officer of the Company, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied, (2) that the Governing Documents of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub attached thereto are in full force and effect, and (3) that the resolutions of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub approving this Agreement and the other transactions contemplated hereby were duly adopted;

(ii) the Company shall have delivered to Vistas the Written Consent and the Acknowledgements;

(iii) Vistas shall have received a Restrictive Covenant Agreement for each applicable Company Shareholder identified on the Company Shareholder Schedule, duly executed by such Company Shareholder and Pubco;

(iv) Vistas shall have received a duly executed signature page or joinder (in the form attached thereto) to the Lock-Up Agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreement”) for each applicable Company Shareholder identified on the Company Shareholder Schedule, duly executed by such Company Shareholder and Pubco;

(v) Vistas shall have received a counterpart to a registration rights agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) duly executed by Pubco and the Company Shareholders identified on the Company Shareholder Schedule;

(vi) Vistas shall have received a counterpart to a letter agreement in the form attached hereto as Exhibit D (the “Sponsor Letter Agreement”) duly executed by Pubco; and

(vii) Vistas shall have received evidence reasonably acceptable to Vistas that the Contracts set forth on the Terminated Contracts Schedule involving any of the Anghami Companies and/or Company Shareholders or other Related Parties shall have been terminated with no further obligation or Liability of the Anghami Companies thereunder.

Section 8.3 Conditions to Obligations of Pubco, VISTAS Merger Sub, ANGHAMI MERGER SUB and the Company. The obligation of Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company to consummate the transactions to be performed by Pubco, Vistas Merger Sub, Anghami Merger Sub and the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Vistas set forth in Article V of this Agreement (other than the Vistas Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Vistas Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect on, or with respect to Vistas or Pubco; and

(ii) the Vistas Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date) other than immaterial inaccuracies.

(b) Performance and Obligations of Vistas. Vistas shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Vistas on or prior to the Closing Date.

(c) Minimum Cash. The sum of (i) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Vistas Shareholder Redemptions) plus (ii) any other cash or cash equivalents of Vistas plus (iii) the net proceeds from the Equity Financings shall equal or exceed $40,000,000 at Closing.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Vistas since the date of this Agreement which is continuing and uncured.

(e) Deliveries and Closing Actions. At or prior to the Closing:

(i) Vistas shall deliver to the Company a duly executed certificate from an authorized executive officer of Vistas, dated as of the Closing Date, certifying that the conditions set forth in Section 8.3(a), Section 8.3(b), Section 8.3(c), and Section 8.3(d) have been satisfied;

(ii) Anghami shall have received a counterpart to the Registration Rights Agreement, duly executed by the Sponsors;

(iii) Anghami shall have received a counterpart to the Sponsor Letter Agreement, duly executed by the Sponsors and Vistas; and

(iv) Vistas shall have given irrevocable instructions to make the payments from the Trust Account and Equity Financing in accordance with Section 6.3(d).

Section 8.4 Frustration of Closing Conditions. None of Pubco, Vistas Merger Sub, Anghami Merger Sub, the Company or Vistas may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party to be satisfied, including as required by this Article VIII.

Section 8.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Vistas at any time;

(b) by either the Company or Vistas by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a Party if such Party’s or its Affiliates’ (including with respect to the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub) breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order;

(c) by either the Company or Vistas by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates (including with respect to the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(d) by written notice by the Company to Vistas, if Vistas breaches any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Vistas contained in this Agreement shall have become untrue or inaccurate, in any case, which (i) would render the conditions precedent to the Company’s, Pubco’s, Vistas Merger Sub’s and Anghami Merger Sub’s obligations to consummate the transactions contemplated hereby set forth in Section 8.3(a) or Section 8.3(b) to not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) after the giving of written notice of such breach or inaccuracy to Vistas by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company or its Affiliate (including Pubco or Merger Sub) is then in material uncured breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by written notice by Vistas to the Company, if the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub breaches any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub contained in this Agreement shall have become untrue or inaccurate, in any case, which (i) would render the conditions precedent to Vistas’ obligations to consummate the transactions contemplated hereby set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) after the giving of written notice of such breach or inaccuracy to the Company by Vistas, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Vistas if Vistas or its Affiliate is then in material uncured breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by written notice by Vistas to the Company, if after ten Business Days from the execution of this Agreement, the Written Consent and the Acknowledgements shall not have been obtained; provided, however, that once the Written Consent and the Acknowledgements have been obtained, Vistas may not terminate this Agreement pursuant to this Section 9.1(f);

(g) by written notice by the Company to Vistas, if after three Business Days from the date hereof, the Sponsor Letter Agreement shall not have been executed by the Sponsors and Vistas and delivered to the Company; provided, however, that once the Sponsor Letter Agreement has been executed and delivered to the Company, the Company may not terminate this Agreement pursuant to this Section 9.1(g);

(h) by written notice by Vistas to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing;

(i) by written notice from either the Vistas or the Company to the other if the Required Vistas Shareholder Vote is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(j) by written notice by the Company to Vistas, if there shall have been a Material Adverse Effect on Vistas following the date of this Agreement which is uncured and continuing; or

(k) by written notice by the Company to Vistas, if, prior to the time the Required Vistas Shareholder Vote is obtained, Vistas shall have made an Adverse Recommendation.

Section 9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and Section 6.4(a), Section 6.5, Section 9.1, this Section 9.2 and Article X (including Section 10.11) of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination (subject to Section 10.11). Without limiting the foregoing, and except as provided in this Section 9.2 (but subject to Section 10.11, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.12), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

Article X
MISCELLANEOUS

Section 10.1 Amendment and Waiver. No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Vistas, the Company, Vistas Merger Sub, Anghami Merger Sub and Pubco. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 10.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when delivered by fax or email (with affirmative confirmation of receipt), (c) one Business Day after delivery by reputable internationally recognized overnight express courier (charges prepaid) or (d) three (3) Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Pubco, VISTAS Merger Sub, ANGHAMI MERGER SUB or the Company at or prior to the Closing:

Anghami

Dubai Internet City, Building 17, 2nd Floor, Office 254

Attn: Edgard Maroun

Tel. No.: +961 3 241 435 / +971 55 646 0575 / + 961 3 810 690 / + 971 55 927 32

Email: edy@anghami.com / legal@anghami.com

with copies to (which shall not constitute notice):

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Brian Fenske and Ayse Yuksel Mahfoud

Tel. No.:   713-651-5557 and +90 212 386 1310

Email: brian.fenske@nortonrosefulbright.com and ayse.yuksel@nortonrosefulbright.com

If to Vistas at or prior to the Closing: Vistas Media Acquisition Company Inc. 30 Wall Street, 8th Floor New York, NY 10005 Attn: F. Jacob Cherian Tel. No: (347) 748-8147 Email: fjc@vmac.media with a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 W. Wacker

Chicago, Illinois 60601

Attn:         Jason Osborn

                 David Sakowitz

Fax No.:   312-558-5700

Tel. No.:   312-558-5600

Email:       josborn@winston.com

                 dsakowitz@winston.com

If to Pubco, Vistas or the Company after the Closing:

Anghami Inc.

Dubai Internet City, Building 17, 2nd Floor, Office 254

Attn: Edgard Maroun

Tel. No.: +961 3 241 435 / +971 55 646 0575 / + 961 3 810 690 / + 971 55 927 32

Email: edy@anghami.com / legal@anghami.com

with copies to (which shall not constitute notice):

Norton Rose Fulbright

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Brian Fenske and Ayse Yuksel Mahfoud

Tel. No.:   713-651-5557 and +90 212 386 1310

Email: brian.fenske@nortonrosefulbright.com and ayse.yuksel@nortonrosefulbright.comand

Winston & Strawn LLP

35 W. Wacker

Chicago, Illinois 60601

Attn:         Jason Osborn

                 David Sakowitz

Fax No.:   312-558-5700

Tel. No.:   312-558-5600

Email:       josborn@winston.com

                 dsakowitz@winston.com

Section 10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties, and any assignment without such consent shall null and void ab initio; and provided, further that no such assignment shall relieve the assigning Party of its obligations hereunder. Without limiting the foregoing, in the event the Company, Vistas or Pubco or any of their respective successors or permitted assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of the assets of such Party and its Subsidiaries, taken as a whole, to any Person, then, and in each case, the successors and assigns of such Party shall be deemed to have assumed the obligations set forth in Section 6.9.

Section 10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” (and with correlative meaning “include”) herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 10.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days or Trading Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate schedule and disclosed. Any Law or Order defined or referred to herein or in any other Transaction Agreement means such Law or Order as from time to time amended, modified or supplemented, including, in the case of statutes, by regulations, rules or orders, and by succession of comparable successor statutes, regulations, rules or orders. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with IFRS or GAAP, as applicable, based on the accounting principles used by the applicable Person. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any other Transaction Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Vistas if such information or materials have been uploaded to the electronic data room maintained by the Company and NRF on the Lightserve online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) at least one (1) Business Day prior to the date hereof and Vistas and its Representatives have been given access to the electronic folders contained such information.

Section 10.6 Entire Agreement. This Agreement and the agreements and documents referred to herein, including any exhibits and schedules attached hereto, together with the other Transaction Agreements, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 10.7 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 10.7.

Section 10.8 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax, pdf, email or other electronic document transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine, pdf, email or other electronic document transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, pdf, email or other electronic document transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.9 Arbitration.

(a) Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.9), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.9. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute (a “Dispute Notice”), which Dispute Notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the Dispute Notice being received by such other Parties subject to such Dispute (the “Dispute Resolution Period”).

(b) Any Dispute that is not amicably resolved during the Dispute Resolution Period may be referred to and finally resolved by arbitration before the International Chamber of Commerce (“ICC”), and governed by the Arbitration Rules of the International Chamber of Commerce (“ICC Rules”).. Any Party involved in such Dispute may initiate the arbitration after the Dispute Resolution Period. The decision of the ICC arbitration panel with respect to such Dispute shall be final and binding on the Parties, and it will not be subject to any appeal or proceedings to vacate. The arbitration award may be enforced in any court of competent jurisdiction.

(c) The seat of the arbitration and any witness hearings or other evidentiary proceedings shall be London and all proceedings and submissions shall be in the English language. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The panel may conduct proceedings in other locations if necessary for the taking of evidence or as otherwise agreed by the Parties involved in such arbitration.

(d) The arbitration panel shall consist of three members to be appointed in accordance with the ICC Rules, except that the third arbitrator, who shall preside over the arbitration panel, shall be chosen by mutual agreement of the two Party-appointed arbitrators.

(e) Except as required by applicable Law, none of the Parties or the arbitration panel may disclose the existence, content or results of the arbitration unless and to the extent that disclosure is required by applicable Law or is necessary for permitted court proceedings.

(f) The arbitration panel shall be authorized to award monetary damages and to grant temporary injunctive relief, including interim relief pending the final award.  Any interim or provisional measure in the form of conservatory or injunctive relief ordered by the arbitration panel shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability.  For the avoidance of doubt, nothing in this Section 10.9 should be interpreted to preclude any Party from seeking interim relief from a court of competent jurisdiction prior to the formation of the arbitration panel.  Any monetary award may include interest and shall be stated and payable in U.S. Dollars.  The arbitration panel is not authorized to award punitive or exemplary damages.

Section 10.10 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Subject to Section 10.9, each of the Parties submits to the exclusive jurisdiction of first, the Supreme Court of New York, County of New York, or if such court declines jurisdiction, then to the federal court sitting in the State of New York, Borough of Manhattan in the City of New York (and in each case, any appellate courts of the foregoing courts), in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.11 Trust Account Waiver. Each of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub acknowledges that, as described in the IPO Prospectus, Vistas has established the Trust Account for the benefit of its public stockholders (including overallotment shares acquired by Vistas’ underwriters) (the “Public Stockholders”), which holds proceeds of its IPO and the overallotment shares acquired by Vistas’ underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon), and that Vistas may disburse monies from the Trust Account only in the circumstances described in the IPO Prospectus and Vistas’ Governing Documents. For and in consideration of Vistas entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub, for itself and the Affiliates it has the authority to bind, hereby agrees it and such Affiliates do not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Public Stockholders), or make any claim against the Trust Account (including any distributions therefrom to Public Stockholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and hereby irrevocably waives any claims it or such Affiliates has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Public Stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) involving Vistas and will not seek recourse against the Trust Account (or distributions therefrom to Public Stockholders) for any reason whatsoever. Each of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Vistas and its Affiliates to induce Vistas to enter in this Agreement, and each of the Company, Pubco, Vistas Merger Sub and Anghami Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, nothing in this Section 10.11 shall affect any rights of the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub or their respective Affiliates in the capacity as a Public Stockholder to redeem their shares of Vistas in the Vistas Shareholder Redemption. This Section 10.11 shall survive termination of this Agreement for any reason and continue indefinitely.

Section 10.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties hereto fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.10 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right to specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Vistas, the Company, Pubco, Vistas Merger Sub or Anghami Merger Sub would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that if a Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12, such Party shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than any D&O Indemnified Persons with respect to Section 6.9, the Non-Party Affiliates with respect to Section 10.7, each of whom is an express third-party beneficiary hereunder and entitled to enforce their rights and obligations owed to them under such Sections).

Section 10.14 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Disclosure Schedules shall be deemed disclosed in each other Section of such Disclosure Schedules to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Disclosure Schedules shall not be publicly filed by the Parties and shall be kept confidential by the Parties. Moreover, in disclosing the information in the Disclosure Schedules, the applicable disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

Vistas:

VISTAS MEDIA ACQUISITION COMPANY INC.

By:	/s/ F. Jacob Cherian
	Name:	F. Jacob Cherian
	Title:	Chief Executive Officer

Pubco:

Anghami Inc.

By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Director

The Company:

Anghami

By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Director/CEO

Vistas Merger Sub:

Anghami Vista 1

By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Director

Anghami Merger Sub:

Anghami Vista 2

By:	/s/ Edgard Maroun
	Name:	Edgard Maroun
	Title:	Director